Exhibit 10.1

STOCK PURCHASE AGREEMENT
BETWEEN
DAVID S. UTTERBERG
AND
NXSTAGE MEDICAL, INC.
June 4, 2007

i

ii

iii

STOCK PURCHASE AGREEMENT

Agreement (the “Agreement”) entered into as of June 4, 2007 between NxStage Medical, Inc., a Delaware corporation (the “Buyer”), and David S. Utterberg (the “Stockholder”).

Preliminary Statement

1. The Stockholder owns (a) all of the issued and outstanding shares of each of Medisystems Services Corporation, a Nevada corporation (“MDS Services”), and Medisystems Corporation, a Washington corporation (“MDS”), (b) 90% of the issued and outstanding shares of Medisystems Europe S.p.A., a company organized under the laws of Italy (“MDS Italy”), and (c) 0.273% of the value of the issued and outstanding equity participation of Medimexico s. de R.L. de C.V., a company organized under the laws of Mexico (“MDS Mexico”).

2. MDS owns 10% of the issued and outstanding shares of MDS Italy and 99.727% of the value of the issued and outstanding equity participation of MDS Mexico.

3. The Buyer desires to purchase, and the Stockholder desires to sell, (a) all of the issued and outstanding shares of each of MDS Services and MDS, (b) all of the issued and outstanding shares of MDS Italy held by the Stockholder, and (c) the issued and outstanding equity participation of MDS Mexico held by the Stockholder (the shares and equity participation specified in clauses (a), (b) and (c) of this sentence, the “Shares”) for the consideration set forth below, subject to the terms and conditions of this Agreement (the “Transaction”).

4. For federal income tax purposes, it is intended that the Transaction qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Code.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE SHARES

1.1  Purchase of the Shares from the Stockholder.  Subject to and upon the terms and conditions of this Agreement, at the Closing the Stockholder shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Stockholder, all of the Shares. At the Closing, the Stockholder shall deliver to the Buyer certificates evidencing the Shares duly endorsed in blank or with stock powers duly executed by the Stockholder, or such other documentation as may be required under relevant local laws to transfer title to Shares to the Buyer.

1.2  Further Assurances.  At any time and from time to time after the Closing, at the Buyer’s request and without further consideration, the Stockholder shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer may reasonably request, to transfer, convey and assign to the Buyer, and to confirm the Buyer’s title to, all of the Shares, to put the Buyer in actual possession of the assets, properties and businesses of the Companies to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

1.3  Purchase Price.  The base purchase price to be paid by the Buyer to the Stockholder for the Shares (the “Base Purchase Price”) shall consist of the Buyer Shares. If, prior to the Closing, there is any stock dividend, stock split or other change in the character or amount of the outstanding Buyer Common Stock, then in such event any and all new, substituted or additional shares of voting stock of the Buyer to which the Stockholder would have been entitled by reason of his ownership of the Buyer Shares had the Closing occurred prior to such event shall be considered Buyer Shares for purposes of this Agreement and the consideration to be received by the Stockholder shall be adjusted accordingly. The Base Purchase Price shall be payable in the manner described in Section 1.4. No fraction of a share of Buyer Common Stock shall be issued, and any fractional share thereof shall be rounded to the nearest whole number. The Base Purchase Price shall be subject to adjustment after the Closing Date pursuant to the provisions of Section 1.5.

1.4  Payment of Base Purchase Price.

(a) At the Closing, the Buyer shall deliver:

(i) to the Stockholder, certificate(s) for the number of Buyer Shares minus the Escrow Shares; and

(ii) to the Escrow Agent, a certificate representing the Escrow Shares, to be held pursuant to the terms of the Escrow Agreement, as a reserve for all or part of any adjustments pursuant to Section 1.5 and to satisfy all or part of any claims for indemnity pursuant to Article VII hereof.

1.5  Post-Closing Adjustments.  The Base Purchase Price shall be subject to adjustment after the Closing Date as follows:

(a) Within 60 days after the Closing Date, the Buyer shall prepare and deliver to the Stockholder the Draft Closing Balance Sheet and a certificate based on such Draft Closing Balance Sheet setting forth Buyer’s calculation of the Closing Working Capital (the “Working Capital Certificate”). The Buyer shall prepare the Draft Closing Balance Sheet and Working Capital Certificate in accordance with GAAP applied on a basis consistent with the application of GAAP to the preparation of the Financial Statements.

(b) At all reasonable times during the 90 days immediately following Stockholder’s receipt of the Draft Closing Balance Sheet and the Working Capital Certificate, Stockholder and his representatives shall be permitted to review the records of the Companies relating to the Draft Closing Balance Sheet and the Working Capital Certificate, and the Buyer shall direct any accountants engaged to prepare the Draft Closing Balance Sheet and the Working Capital Certificate, upon receipt of customary waivers, to permit Stockholder and his representatives to review such accountant’s work papers, if any, relating to the Draft Closing Balance Sheet and the Working Capital Certificate, in each case reasonably requested by Stockholder, and the Buyer shall make reasonably available to the Stockholder and his representatives the individuals employed by the Buyer and responsible for the preparation of the Draft Closing Balance Sheet and the Working Capital Certificate, in order to respond to the inquiries of the Stockholder relating thereto. The Stockholder shall deliver to the Buyer, by the Objection Deadline Date, either a notice indicating that the Stockholder accepts the Draft Closing Balance Sheet and the Buyer’s calculation of the Closing Working Capital delivered pursuant to Section 1.5(a) or a detailed statement describing its objections (if any) to the Draft Closing Balance Sheet and/or the calculation of the Closing Working Capital. If the Stockholder delivers to the Buyer a notice accepting the Draft Closing Balance Sheet and the Buyer’s calculation of the Closing Working Capital, or the Stockholder does not deliver a written objection to the Draft Closing Balance Sheet or the calculation of the Closing Working Capital by the Objection Deadline Date, then, effective as of either the date of delivery of such notice of acceptance or as of the close of business on the Objection Deadline Date, the Draft Closing Balance Sheet shall be deemed to be the Final Closing Balance Sheet and the amount of Closing Working Capital as shown on the Working Capital Certificate shall be deemed to be the Final Closing Working Capital. If the Stockholder timely objects to the Draft Closing Balance Sheet or the Buyer’s calculation of the Closing Working Capital, such objections shall be resolved as follows:

(i) The Buyer and the Stockholder shall first use reasonable efforts to resolve such objections.

(ii) If the Buyer and the Stockholder do not reach a resolution of all objections set forth on the Stockholder’s statement of objections within 30 days after delivery of such statement of objections, the Buyer and the Stockholder shall, within 30 days following the expiration of such 30-day period, engage the Accountant, pursuant to an engagement agreement executed by the Buyer, the Stockholder and the Accountant, to resolve the Unresolved Objections.

(iii) The Buyer and the Stockholder shall jointly submit to the Accountant, within 10 days after the date of the engagement of the Accountant (as evidenced by the date of the engagement agreement), a copy of the Draft Closing Balance Sheet and the Working Capital Certificate, a copy of the statement of objections delivered by the Stockholder to the Buyer, and a statement setting forth the resolution of any objections agreed to by the Buyer and the Stockholder. Each of the Buyer and the Stockholder shall submit to the Accountant (with a copy delivered to the other Party on the same day), within 45 days after the date of the engagement of the Accountant, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Objections. Each of the Buyer and the Stockholder may (but shall not be required to) submit to the Accountant (with a copy delivered to the other Party on the same day), within 75 days after the date of the engagement of the Accountant, a memorandum responding to the initial memorandum submitted to the Accountant by the other Party. Unless requested by the Accountant in writing, neither Party may present any additional information or arguments to the Accountant, either orally or in writing.

(iv) Within 100 days after the date of its engagement hereunder, the Accountant shall determine whether or to what degree the objections raised by the Stockholder are correct and shall issue a ruling which shall include (A) a balance sheet, consisting of the Draft Closing Balance Sheet as adjusted pursuant to any resolutions to objections agreed upon by the Buyer and the Stockholder and pursuant to the Accountant’s resolution of the Unresolved Objections and (B) a calculation of the Closing Working Capital based on the balance sheet described in clause (A) of this sentence. Such balance sheet shall be deemed to be the “Final Closing Balance Sheet” and the amount of Closing Working Capital calculated based on such balance sheet shall be deemed to be the “Final Closing Working Capital.”

(v) The resolution by the Accountant of the Unresolved Objections shall be conclusive and binding upon the Buyer and the Stockholder. The Buyer and the Stockholder agree that the procedure set forth in this Section 1.5(b) for resolving disputes with respect to the Draft Closing Balance Sheet and/or the Working Capital Certificate shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit either Party from instituting litigation to enforce the ruling of the Accountant.

(vi) MDS or the Stockholder shall pay the fees and expenses of the Accountant based upon the difference between the Draft Closing Balance Sheet and the Final Closing Balance Sheet or between the Working Capital Certificate and the Closing Working Capital, as follows: (1) if either of such difference is less than $50,000, the fees and expenses of the Accountant shall be solely borne by the Stockholder; and (2) if either of such difference exceeds $50,000, the fees and expenses of the Accountant shall be solely borne by MDS.

(c) Immediately upon the expiration of the Objection Deadline Date, if no objection to the Draft Closing Balance Sheet or the calculation of the Closing Working Capital is made, or upon notification by the Stockholder to the Buyer that no objection to the Draft Closing Balance Sheet or the calculation of the Closing Working Capital will be made, or immediately upon final resolution of any dispute in connection with the determination of the Closing Working Capital pursuant to this Section 1.5, the Base Purchase Price shall be adjusted as follows:

(i) If the Final Closing Working Capital is less than the Target Amount by $250,000 or more, such deficiency shall be deducted from the Base Purchase Price (at which point such deduction shall equal the entire amount of the deficiency, and not just amounts in excess of $250,000).

(ii) If the Final Closing Working Capital is greater than the Target Amount by $250,000 or more, such excess shall be added to the Base Purchase Price (at which point such addition shall equal the entire amount of the excess, and not just amounts in excess of $250,000).

(d) The amount, if any, to be paid pursuant to Section 1.5(c)(i) shall be paid by the Stockholder to the Buyer not later than two business days following the Determination Date, first by delivery to Buyer of a number of Escrow Shares determined by dividing the amount of such deficiency by the Closing Price, to the extent a sufficient number of Escrow Shares are available, and the balance, if any, shall then be payable to the Buyer directly by the Stockholder in shares of Buyer Common Stock (at an assumed value per share equal to the Closing Price with any fractional share rounded to the nearest whole share) and/or in cash, by cashier’s or certified check or by wire transfer of immediately available funds to an account designated by the Buyer.

(e) The amount, if any, to be paid pursuant to Section 1.5(c)(ii) shall be paid by the Buyer to the Stockholder not later than two business days following the Determination Date in shares of Buyer Common Stock (at an assumed value per share equal to the Closing Price with any fractional share rounded to the nearest whole share).

1.6  Escrow Account.  The Escrow Shares shall be held by the Escrow Agent under the terms of the Escrow Agreement for the purpose of securing the indemnification obligations of the Stockholder pursuant to Article VII and any adjustments to the Base Purchase Price pursuant to Section 1.5. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

1.7  The Closing.  The Closing shall take place at the offices of WilmerHale, 60 State Street, Boston, Massachusetts commencing at 9:00 a.m., local time, on the Closing Date. The transfer of the Shares by the Stockholder to the Buyer and the payment of the Base Purchase Price by the Buyer to the Stockholder shall be deemed to occur at 9:00 a.m., local time, on the Closing Date.

1.8  Stock Transfer Documents.  At or before the Closing, the Stockholder shall, and shall cause the relevant Companies to, enter into and deliver separate stock purchase agreements, share transfer forms, powers of attorney, stock powers, deeds and any other documents as may be required under relevant local law to transfer title to the Shares to the Buyer under this Agreement (“Stock Transfer Documents”), with only such modifications as are necessary in order to maintain substantially the same legal meaning and effect under local law as provided in this Agreement, including but not limited to the following:

(a) Italy.

(i) the share certificates of MDS Italy representing the entire authorized and issued corporate capital of MDS Italy duly endorsed to the Buyer before a notary;

(b) Mexico.

(i) a short-form equity participation purchase and sale agreement between the Stockholder and the Buyer;

(ii) the certificate of contribution representing the Shares of MDS Mexico owned by the Stockholder; and

(iii) evidence of the entry of the Buyer into MDS Mexico’s partners registry as the new owner of the MDS Mexico Shares.

1.9  Allocation.  The Base Purchase Price shall be allocated among the Shares of each Company in a manner that will be mutually agreed by the parties, in good faith, as soon as practicable following the execution of this Agreement but in no event later than five (5) business days prior to Closing. In an event that an adjustment to the Base Purchase Price is made pursuant to Section 1.5 of this Agreement, the allocation of the Base Purchase Price shall be amended to allocate such adjustment to the Shares of such Company to which such adjustment is attributable. The parties shall report the Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the allocation agreed under this Section 1.9.

ARTICLE II

REPRESENTATIONS OF THE STOCKHOLDER REGARDING THE SHARES

The Stockholder represents and warrants to the Buyer that the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing.

2.1  Title.  The Stockholder has good and marketable title to the Shares which are to be transferred to the Buyer by the Stockholder pursuant hereto, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever. Schedule I sets forth a true and correct description of all Shares owned by the Stockholder.

2.2  Authority.  The Stockholder has the full capacity, right, power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to transfer, convey and sell to the Buyer, at the Closing, the Shares. Upon consummation of the purchase contemplated hereby, the Buyer will acquire from the Stockholder good and marketable title to the Shares, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the Bankruptcy Exception. Each of the Related Agreements to be entered into by the Stockholder, upon execution thereof by the Stockholder, will constitute a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the Bankruptcy Exception.

2.3  Noncontravention.  Subject to compliance with the applicable requirements of the Hart-Scott Rodino Act, neither the execution and delivery by the Stockholder of this Agreement or any of the Related Agreements to be entered into by the Stockholder, nor the consummation by the Stockholder of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation, by-laws or other organizational document of any of the Companies, (b) require on behalf of any of the Companies any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) except as set forth in Section 2.3 of the Company Disclosure Schedule, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which any of the Companies is a party or by which any of the Companies is bound or to which any of their respective assets is subject, (d) result in the imposition of any Security Interest upon any assets of any of the Companies or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Companies or any of their respective properties or assets, except in the case of clauses (c), (d) and (e) of this Section 2.3 for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

2.4  Approvals.  The Stockholder is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by the Stockholder or the transfer, conveyance and sale of the Shares to the Buyer pursuant to the terms hereof.

2.5  Brokers.  The Stockholder has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.6  Residency.  The Stockholder is not a resident of Italy or Mexico.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER REGARDING THE COMPANIES

The Stockholder represents and warrants to the Buyer that, except as expressly set forth in the Company Disclosure Schedule, the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Company Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III. An item of disclosure in any section or subsection of the Company Disclosure Schedule shall be deemed to be a disclosure in any other individual schedule of the Company Disclosure Schedule as to which the applicability of such item is readily apparent in light of the disclosure made. For purposes of this Article III, the phrase “to the knowledge of the Companies” or any phrase of similar import shall be deemed to refer to the actual knowledge of the Stockholder and each of the following individuals: Gus Azel, Jorge Celiceo, Melanie Imperial and Luigi Tagliavini (after reasonable inquiry and investigation).

3.1  Organization, Qualification and Corporate Power.  Each of MDS, MDS Services and MDS Italy is a corporation duly organized, validly existing and in corporate and tax good standing, or local equivalent, under the laws of the jurisdiction of its incorporation. MDS Mexico is a limited liability company duly organized, validly existing and in corporate and tax good standing, or local equivalent, under the laws of Mexico. Each of the Companies is duly qualified to conduct business and is in corporate and tax good standing, or local equivalent, under the laws of each jurisdiction listed in Section 3.1 of the Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Companies’ businesses or the ownership or leasing of their properties requires such qualification, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Company Material Adverse Effect. Each of the Companies has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Each of the Companies has furnished to the Buyer complete and accurate copies of its Certificate of Incorporation and by-laws or other organizational documents, each as amended, in accordance with applicable local law. None of the Companies is in default under or in violation of any provision of its Certificate of Incorporation, by-laws or other organizational documents.

3.2  Capitalization.

(a) The authorized, issued and paid-in share or equity participation capital of each of the Companies is as set forth in Section 3.2(a) of the Company Disclosure Schedule.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of the Agreement, of the holders of capital stock or equity participation in each Company showing the number of shares of capital stock or equity participation, and the class or series of such shares or equity participation, held by each stockholder and (for shares other than common stock) the number of common shares (if any) into which such shares are convertible. Section 3.2(b) of the Company Disclosure Schedule also indicates all outstanding common shares that constitute restricted stock or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable stockholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the applicable Company. All of the issued and outstanding shares or equity participation of capital stock of each Company have been duly authorized and validly issued and are fully paid and nonassessable, or local equivalent. All of the issued and outstanding shares or equity participation of capital stock of each Company have been offered, issued and sold by such Company in compliance with all applicable federal and state securities laws in the relevant jurisdiction.

(c) There are no Company Stock Plans. None of the Companies has any outstanding Options or Warrants.

(d) No subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares or equity participation of capital stock any Company is authorized or outstanding. No Company has any obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares or equity participation of its capital stock any evidences of indebtedness or assets of such Company. No Company has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares or equity participation of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any Company.

(e) There is no agreement, written or oral, between any of the Companies and any holder of their securities, or, to the best of the Companies’ knowledge, among any holders of their securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of the capital stock of any of the Companies.

3.3  Authorization of Transaction.  Each of the Companies has all requisite power and authority to execute and deliver each of the Related Agreements to which such Company is a party and to perform its obligations thereunder. The execution and delivery by each Company of each of the Related Agreements to be entered into by such Company and the consummation by each Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of each such Company. Each of the Related Agreements to be entered into by a Company will, upon execution thereof by such Company, constitute a valid and binding obligation of such Company, enforceable against such Company in accordance with its terms, subject to the Bankruptcy Exception.

3.4  [Intentionally Deleted]

3.5  Subsidiaries.  Except as set forth in Section 3.5 of the Company Disclosure Schedule, none of the Companies has any Subsidiaries nor controls directly or indirectly or has any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.

3.6  Financial Statements.  The Companies have provided to the Buyer the Financial Statements. The Financial Statements (i) comply as to form in all respects with applicable accounting requirements, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such financial statements) and (iii) fairly present the consolidated financial position of the Companies as of the dates thereof and the consolidated results of their operations and cash flows for the periods indicated, consistent with the books and records of the Medisystems Operating Companies, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments which will not be material in amount or effect and do not include footnotes.

3.7  Absence of Certain Changes.  Since the Most Recent Balance Sheet (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) except as set forth in Section 3.7 of the Company Disclosure Schedule, none of the Companies has taken any of the actions set forth in paragraphs (a) through (n) of Section 5.4.

3.8  Undisclosed Liabilities.  None of the Companies has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business (including in connection with agreements entered into in the Ordinary Course of Business) or otherwise in accordance with the terms and conditions of this Agreement, (c) liabilities under agreements listed in Section 3.15(a) of the Company Disclosure Schedule, and (d) liabilities under agreements which are not required to be disclosed in the Company Disclosure Schedule and which liabilities, in the aggregate, are not material.

3.9  Tax Matters.

(a) Each of the Companies has properly filed on a timely basis (taking account of extensions) all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. No Company is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which the common parent is a Company. Each of the Companies has paid on a timely basis all Taxes that were due and payable. Except as set forth in Section 3.9(a) of the Company Disclosure Schedule, the unpaid Taxes of the Companies for Tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet and all unpaid Taxes of the Companies for all Tax periods commencing after the date of the Most Recent Balance Sheet Date arose in the Ordinary Course of Business and are of a type consistent with, and in an amount commensurate with, Taxes attributable to prior similar periods (with due regard to intervening changes in applicable law or administrative practice). None of the Companies (i) has any actual or potential liability as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than a Company or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All Taxes that any of the Companies was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.

(b) The Companies have delivered or made available to the Buyer (i) complete and correct copies of all Tax Returns of the Companies relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports to any Company, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Companies or any of them relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. The federal income Tax Returns of the Companies have been audited by the Internal Revenue Service, or equivalent Governmental Entity in the relevant non-U.S. jurisdiction, or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.9(b)(i) of the Company Disclosure Schedule. Except as set forth in Section 3.9(b)(ii) of the Company Disclosure Schedule, no examination or audit of any Tax Return of any Company by any Governmental Entity is currently in progress or, to the knowledge of the Companies, threatened or contemplated. None of the Companies has been informed by any jurisdiction that the jurisdiction believes that such Company was required to file any Tax Return that was not filed. Except as set forth in Section 3.9(b)(ii) of the Company Disclosure Schedule, none of the Companies has (x) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (y) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (z) executed or filed any power of attorney with any taxing authority.

(c) None of the assets of the Companies (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

(d) There are no adjustments under Section 481 of the Code (or any similar adjustments under any corresponding foreign, state or local Tax laws) that are required to be taken into account by the Companies in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date or as a result of the consummation of the transactions contemplated by this Agreement.

(e) None of the Companies (i) is a “consenting corporation” within the meaning of former Section 341(f) of the Code, and none of the assets of the Companies is subject to an election under former Section 341(f) of the Code or (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(f) None of the Companies has ever participated in an international boycott as defined in Section 999 of the Code.

(g) None of the Companies is a party to a lease that is treated as a “Section 467 rental agreement” within the meaning of Section 467(d) of the Code.

(h) None of the Companies has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of any Company been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(i) No Company owns any interest in an entity that is characterized as a partnership for federal income Tax purposes.

(j) Section 3.9(j) of the Company Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which any Company files or filed a Tax Return and each jurisdiction that has sent notices or communications of any kind requesting information relating to any Company’s nexus with such jurisdiction.

(k) None of the Companies is or has been a passive foreign investment company within the meaning of Section 1297 of the Code.

(l) None of the Companies has incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

(m) None of the Companies is a party to a gain recognition agreement under Section 367 of the Code.

(n) None of the Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (ii) installment sale or other open transaction disposition made on or prior to the Closing Date or (iii) prepaid amount received on or prior to the Closing Date.

(o) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Companies, other than with respect to Taxes not yet due and payable.

(p) None of the Shares held by the Stockholder that are shares of common stock of a Company are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(q) None of the Companies is or ever has been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing then in effect in any relevant jurisdiction and MDS Mexico has complied with all applicable Mexican transfer pricing rules and other Mexican tax obligations that are specifically applicable to Mexican corporations doing business under a maquila program authorization issued by the Ministry of Economy in Mexico.

(r) None of the Companies has engaged in any “reportable transaction” for purposes of Treasury Regulation sections 1.6011-4(b) or Code Section 6111 or any analogous provision of state or local law.

(s) At all times since its formation, each of MDS Services and MDS has validly been treated for federal income tax purposes as an “S corporation” within the meaning of Section 1361(a) of the Code and has validly been treated in a similar manner for purposes of the income tax laws of all states in which it has been subject to taxation.

(t) None of the Companies has a permanent establishment in any country (determined under the laws of such country) other than its country of incorporation or formation.

3.10  Assets.

(a) Each Company is the true and lawful owner, and has good title to, all of the material tangible assets owned by such Company, free and clear of all Security Interests. Except for the assets described in Section 3.10(a) of the Company Disclosure Schedule, the Companies own, lease or possess under a bailment or other agreement all material tangible assets currently used in all businesses of the Companies, and such material tangible assets are sufficient for the conduct of the Companies’ businesses. Each such material tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

(b) Section 3.10(b) of the Company Disclosure Schedule lists individually (i) all fixed assets (within the meaning of GAAP) of the Companies having a book value greater than $5,000, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Most Recent Balance Sheet Date, and (ii) all other assets of a tangible nature (other than inventories) of the Companies whose book value exceeds $5,000.

3.11  Owned Real Property.  None of the Companies owns or has ever owned any Real Property.

3.12  Real Property Leases.  Section 3.12 of the Company Disclosure Schedule lists all Leases and lists the term of each such Lease, any extension and expansion options, and the rent payable thereunder. The Companies have delivered to the Buyer complete and accurate copies of the Leases. With respect to each Lease:

(a) such Lease is legal, valid, binding, enforceable and in full force and effect;

(b) such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c) neither the applicable Company nor, to the knowledge of the Companies, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of the Companies, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the applicable Company or, to the knowledge of the Companies, any other party under such Lease;

(d) there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

(e) the applicable Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(f) to the knowledge of the Companies, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities and the businesses of the Companies;

(g) the Companies are not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease which would reasonably be expected to materially impair the current uses or the occupancy by the applicable Company of the property subject thereto;

(h) the Companies are not in discussions with any landlords or lessors regarding potential changes to rental payments, duration of term or other material terms of the Leases; and

(i) this Transaction will not trigger any consent and/or notice requirements under any of the Leases.

3.13  Intellectual Property

(a) Company Registrations.  Section 3.13(a) of the Company Disclosure Schedule lists all Registered Company Intellectual Property, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued and date of filing or issuance. To the knowledge of the Companies and except as otherwise indicated in Section 3.13(a) of the

Company Disclosure Schedule, all registered copyrights and trademarks included in the Registered Company Intellectual Property are valid and enforceable and the Companies have not received any written notice that any issued Patent included therein is invalid or unenforceable. To the knowledge of the Companies and except as otherwise indicated in Section 3.13(a) of the Company Disclosure Schedule, all issuance, renewal, maintenance and other payments that are or have become due with respect to the Registered Company Intellectual Property have been timely paid.

(b) Prosecution Matters.  None of the Companies nor DSU has received any written notice of, and, to the knowledge of the Companies, there are no inventorship challenges, opposition or nullity proceedings, reexaminations, reissues or interferences that have been declared or instituted by the patent or trademark office of any jurisdiction, and none of the Companies or DSU has received any written notice threatening any such action, in each case, with respect to any Patent included in the Registered Company Intellectual Property. The Companies and DSU have complied with their duty of candor and good faith to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications included in the Registered Company Intellectual Property and have not intentionally made any material misrepresentation in such applications.

(c) Ownership and Right to Use.  Each item of Company Intellectual Property will be available for use by the Buyer and the Companies immediately following the Closing on substantially identical terms and conditions as it was available for use immediately prior to the Closing. As of the Closing Date, the Companies will exclusively own or otherwise have the right to use all Intellectual Property used in connection with the conduct of the businesses as conducted by the Companies immediately prior to the Closing Date. The Companies are the sole and exclusive owner of all Intellectual Property included within the Company Owned Intellectual Property, free and clear of any Security Interests. The Company Intellectual Property that is licensed to or exclusively owned by the Companies as of the Closing Date, or which the Companies otherwise have the right to use as of the Closing Date, constitutes all Intellectual Property (other than the Excluded Intellectual Property) used by the Companies in connection with the conduct of the Companies’ business, in all material respects, in the manner done so by the Companies immediately prior to the Closing Date.

(d) Reasonable Protection Measures.  The applicable Company has taken commercially reasonable measures to maintain the confidentiality of the trade secrets and other material non-public information owned by the Company, or received from third parties which the Company is obligated to treat as confidential. To the knowledge of the Companies, there has been no: (i) material unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of any Company, or (ii) material breach of any Company’s security procedures wherein confidential information has been disclosed to a third person.

(e) Infringement by Companies.  To the knowledge of the Companies, neither the manufacture, use, sale, offering for sale or importation of the Products by the Companies, nor any other activity of the Companies in connection with the operation of their businesses, infringes, violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. To the knowledge of the Companies, there are no pending claims (and the Companies and DSU have not received written notice of any threatened claims) by any person alleging infringement by the Companies of any third party Intellectual Property. Section 3.13(e) of the Company Disclosure Schedule lists, and each Company has provided to the Buyer copies of, any complaint, claim or written notice, or written threat of any of the foregoing (including any written notification that a license under any patent is offered or available, or is or may be required). The representations set forth in Section 3.13(a), (e) and (f) which are made to the Companies’ and/or DSU’s knowledge are made only to the actual knowledge of the Companies and/or DSU without any requirement of inquiry into the actions or intellectual property rights of third parties.

(f) Infringement of Company Rights.  To the knowledge of the Companies and except as otherwise indicated in Section 3.13(f) of the Company Disclosure Schedule, no person (including, without limitation, any current or former employee, contractor or consultant of any Company) is infringing or misappropriating any of the Company Owned Intellectual Property or any Company Licensed Intellectual Property which is exclusively licensed to any Company. Each Company has provided to the Buyer copies of all written notices provided by the Company or DSU to third parties and claims filed by the Company or DSU against third parties alleging infringement of the Company Owned Intellectual Property or any Company Licensed Intellectual Property exclusively licensed to any Company.

(g) Outbound IP Agreements.  Section 3.13(g) of the Company Disclosure Schedule identifies each agreement pursuant to which any Company has assigned, transferred, licensed, or otherwise granted any right to any person, or covenanted not to assert any right, with respect to any Registered Company Intellectual Property.

(h) Inbound IP Agreements.  Section 3.13(h) of the Company Disclosure Schedule identifies each agreement pursuant to which any Company has been granted or has otherwise acquired any rights with respect to any Registered Company Intellectual Property (excluding commercially available software programs).

(i) Products.  Except as set forth in Schedule 3.13(i) of the Company Disclosure Schedule, the manufacture, use, sale, offering for sale and importation of the Products by the Companies as conducted immediately prior to the Closing Date is not covered by any claims of any Excluded Intellectual Property and does not constitute the practice outside of the Field of inventions, methods or processes claimed or disclosed in the Licensed Class B Patents. In the event that this Section 3.13(i) is inaccurate, the sole and exclusive remedy therefor, shall be that (i) such claims of Excluded Intellectual Property shall automatically be licensed under the License Agreement as if such claims were included in the Licensed Class B Patents thereunder and (ii) MDS shall have the worldwide, perpetual, irrevocable, fully paid up, sublicensable right and license under such Excluded Intellectual Property or Licensed Class B Patents to continue to make, have made, sell, offer for sale and import such Products in the manner conducted by the Companies immediately prior to the Closing Date.

(j) Limitations.  The representations and warranties set forth in this Sections 3.13(c) and (e) above do not extend to any activities, Products or portion of the business relating to the Excluded Intellectual Property or to the practice outside of the Field of the inventions, methods and processes claimed or disclosed in the Licensed Class B Patents.

(k) [Intentionally Deleted]

(l) Assignment of Patent Rights.  Except as otherwise indicated in Section 3.13(l) of the Company Disclosure Schedule, each employee of the Companies has executed a valid and binding written agreement expressly assigning to such Company, to the extent legally permissible, all right, title and interest in any inventions, trade secrets and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term and in the course of such employee’s employment for such Company, and all Intellectual Property rights therein.

(m) Government Support and Funding.  Except as set forth in Section 3.13(m) of the Company Disclosure Schedule, the Companies have not created or reduced to practice any inventions claimed in the Patents included within the Company Licensed Intellectual Property using any federal funding, or facilities of any university, college, or other educational institution or research center.

3.14  Inventory.  All inventory of the Companies consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which, to the extent reflected on the Most Recent Balance Sheet, have been written-off or written-down to net realizable value. All such inventories of the Companies that have not been written-off have been priced at the lower of cost or net realizable value on a first-in, first-out basis. The quantities of each type of inventory of the Companies, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of the Companies.

3.15  Contracts.

(a) Section 3.15(a) of the Company Disclosure Schedule lists the following agreements (written or oral) to which any Company is a party as of the date of this Agreement under which any of the Companies has any ongoing or surviving obligations or rights:

(i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $10,000 per annum or having a remaining term longer than six months;

(ii) any agreement (or group of related agreements) for the purchase or sale of products (including yet to be developed products) or for the furnishing or receipt of services (A) which calls for performance over a period of more than six months, (B) which involves more than the sum of $50,000, or (C) in which any Company has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible, and the amount of indebtedness outstanding as of the date of this Agreement under each such agreement;

(v) any agreement for the disposition of any significant portion of the assets or business of any Company (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

(vi) any agreement concerning confidentiality;

(vii) any employment or consulting agreement;

(viii) any agreement involving any current or former officer, director or stockholder of any Company or an Affiliate of any Company (other than any agreements with former officers or former employees in the standard form of the Medisystems Employment Agreement or the MDS Mexico Employment Agreement, copies of which are included in Section 3.15(a) of the Company Disclosure Schedule);

(ix) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(x) any agreement which contains any provisions requiring any Company to indemnify any other party;

(xi) any agreement that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the businesses of any Company or the Buyer or any of its subsidiaries as currently conducted and as currently proposed to be conducted by the Stockholder;

(xii) any agreement under which any Company is restricted from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;

(xiii) any agreement which would entitle any third party to receive a license or any other right to intellectual property of the Buyer or any of the Buyer’s Affiliates (other than any Company) following the Closing;

(xiv) any business associate agreements, under HIPAA;

(xv) any maquila, bailment or other inter-company agreements; and

(xvi) any other agreement (or group of related agreements) either involving more than $50,000 or not entered into in the Ordinary Course of Business.

(b) The Companies have delivered to the Buyer a complete and accurate copy of each agreement listed in Section 3.13 or Section 3.15(a) of the Company Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect, subject to the Bankruptcy Exception; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, subject to the Bankruptcy Exception; and (iii) none of the Companies nor, to the knowledge of the Companies, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Companies, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by any Company or, to the knowledge of the Companies, any other party under such agreement.

3.16  Accounts Receivable.  All accounts receivable of the Companies reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are current and collectible, net of the applicable reserve for bad debts on the Most Recent Balance Sheet. A complete and accurate list of the accounts receivable reflected on the Most Recent Balance Sheet, showing the aging thereof, is included in Section 3.16 of the Company Disclosure Schedule. All accounts receivable of the Companies that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible, net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet. None of the Companies has received any written notice from an account debtor stating that any account receivable in an amount in excess of $10,000 is subject to any contest, claim or setoff by such account debtor.

3.17  Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of any Company or the Stockholder relating to any Company other than those listed in Section 3.17 of the Company Disclosure Schedule.

3.18  Insurance.  Section 3.18 of the Company Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which any Company is a party, all of which are in full force and effect. All applications for insurance of the Companies were truthful, accurate and complete as of the date of each such application. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Companies. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, none of the Companies may be liable for retroactive premiums or similar payments, and the Companies are otherwise in compliance in all material respects with the terms of such policies. The Companies have no knowledge of any threatened termination of, or premium increase with respect to, any such policy, other than any termination due to a change of control provision in any such policy. Subject to Section 8.9 herein, each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Section 3.18 of the Company Disclosure Schedule lists all customs bonds currently in effect for each Company in the amount as determined by the U.S. Customs and Border Protection Agency (“CBP”) to be necessary and proper for the purpose of making customs entries by the relevant Company.

3.19  Litigation.  There is no Legal Proceeding which is pending or has been threatened in writing against any Company which (a) seeks either damages in excess of $25,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no judgments, orders or decrees outstanding against any Company.

3.20  Warranties.  No agreement of the Companies provides that any product or service manufactured, sold, leased, licensed or delivered by any Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable terms and conditions of sale or lease of the applicable Company, which are set forth in the agreements described in Section 3.15(a) of the Company Disclosure Schedule, (ii) the applicable labeling, including “Instructions for Use” of the Products of the applicable Company, which have heretofore been provided to the Buyer and (iii) manufacturers’ warranties for which none of the Companies has any liability.

3.21  Employees.

(a) Section 3.21(a) of the Company Disclosure Schedule contains a list of all employees of each Company employed as of May 14, 2007 whose annual rate of compensation exceeds $50,000 per year, along with the position, date of hire, and the base annual rate of compensation of each such person. Except as set forth in Section 3.21(a) of the Company Disclosure Schedule, each current employee of MDS and MDS Services and each former employee of MDS and MDS Services within the last three (3) years has entered into a Medisystems Employment Agreement with the applicable Company, a copy or form of which has previously been made available to the Buyer. Except as set forth in Section 3.21(a) of the Company Disclosure Schedule, each current employee of MDS Mexico whose annual base rate of compensation exceeds $50,000 per year has entered into an MDS Mexico Employment Agreement, a copy or form of which has previously been made available to the Buyer. Each of the current employees of MDS Italy has entered into an MDS Italy Employment Agreement, a copy or form of which has previously been made available to the Buyer. Section 3.21(a) of the Company Disclosure Schedule contains a list of all employees of each Company who are a party to a non-competition agreement with such Company; copies of such agreements have previously been made available to the Buyer. All of the agreements referenced above in this Section 3.21(a) will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. To the knowledge of the Companies, as of the date of this Agreement, none of the employees who are party to such non-competition agreements have engaged in any activities prohibited by such agreements. Section 3.21(a) of the Company Disclosure Schedule contains a list of all employees of each Company as of May 14, 2007 whose home office or employment location is in the United States who are not citizens of the United States. To the knowledge of the Companies, no key employee or group of employees has any plans to terminate employment with any Company. The Companies have been and are in compliance with all applicable laws and with all applicable provisions of collective and individual agreements relating to the hiring and employment of all current and past employees relating to all aspects of employment, including, but not limited to, their search, hiring, employment relationship, and termination.

(b) MDS Italy has been, and is currently in, compliance with all applicable laws and with all applicable provisions of collective and individual agreements related to activities that are performed for MDS Italy by individuals who are not employees of MDS Italy, including, but not limited to, the past or current performance by or in favor of MDS Italy, of “contratti d’appalto” under article 1655 of the Italian Civil Code and article 29 of Italian Legislative Decree No 276 of September 10, 2003, all past and current performance of activities under “contratti di somministrazione di manodopera” (lending of workmanship), all past and current performance of activities by “lavoratori a progetto” (workers by project) and generally all types of non-employed providers of services. As of Closing, there are no pending claims, or grounds for the initiation of claims, against MDS Italy under article 29 of Italian Legislative Decree No 276 of September 10, 2003, related to any “contratto d’appalto”.

(c) Except as set forth in Section 3.21(c) of the Company Disclosure Schedule, none of the Companies is party to or bound by any labor or collective bargaining agreement, nor has any of them experienced, within the last two (2) years, any strikes, work stoppages, work slowdowns or lockouts, grievances, complaints, claims of unfair labor practices or other collective bargaining disputes, and with respect to MDS Italy, any anti-union behavior (“comportamento antisindacale”). The Companies have no knowledge of any union organization campaigns with regard to any employees of the Companies and no organizational effort has been made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to any employee or group of employees of any Company. The Companies have no obligation either by contract or under applicable Laws and Regulations, to inform and/or consult with the employees and/or their representatives, or to issue any related notices or obtain any related consents before Closing, regarding the transaction contemplated by this Agreement.

3.22  Employee Benefits.

(a) Section 3.22(a) of the Company Disclosure Schedule contains a complete and accurate list of all material Company Plans other than Company Plans that are government mandated or disclosed in, or provided pursuant to, non-U.S. collective bargaining agreements (made available to the Buyer). Complete and accurate copies of (i) all Company Plans which have been reduced to writing, (ii) written summaries of all unwritten material Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, all as currently in effect, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last three plan years for each Company Plan, have been made available to the Buyer.

(b) Each Company Plan has been administered in all material respects in accordance with its terms, and each of the Companies and the ERISA Affiliates has in all material respects met its obligations with respect to each Company Plan and has made all required contributions thereto. Each Company, each ERISA Affiliate (with respect to each Company Plan) and each Company Plan is in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). No Company Plan that is subject to ERISA has assets that include securities issued by any Company or any ERISA Affiliate.

(c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could reasonably be expected to give rise to any material liability to the Companies.

(d) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that such Company Plan is qualified and the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened.

(e) No Company Plan is subject to Section 412 of the Code or Title IV of ERISA. No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a liability under such Title.

(f) No Company Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) Except as reflected in the Financial Statements, there are no unfunded obligations of the Companies under any Company Plan providing benefits after termination of employment to any employee of the Companies (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law.

(h) No act or omission has occurred and no condition exists with respect to any Company Plan that would reasonably be expected to subject any of the Companies to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any obligations to pay a material amount pursuant to any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan.

(i) No Company Plan is funded by or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(j) Section 3.22(j) of the Company Disclosure Schedule discloses each: (i) agreement between any Company and any stockholder, director, executive officer or other key employee of any Company (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee and (ii) Company Plan, any of the benefits of which provided thereunder will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which provided thereunder will be calculated on the basis of any of the transactions contemplated by this Agreement.

(k) Section 3.22(k) of the Company Disclosure Schedule sets forth the policy of each Company with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of March 31, 2007. With respect to all employees of MDS Italy, Section 3.22(k) of the Company Disclosure Schedule also sets forth details of accrued and unused annual vacation, public holidays, any other paid leaves, T.F.R. — Trattamento di Fine Rapporto, monthly wages in addition to the twelve calendar monthly wages, seniority increases, contributions to Employee Benefit Plans and all allowances and indemnities to which employees are entitled to under applicable laws, collective agreements and company policies or practices.

(l) Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A, to the extent applicable.

3.23  Environmental Matters.

The representations and warranties set forth in this Section 3.23 shall be the sole representations and warranties by the Stockholder with respect to matters arising under or governed by Environmental Laws or relating to Materials of Environmental Concern, and no other representations and warranties shall be deemed to apply to such matters.

(a) Each Company is and, has been in compliance in all material respects with all applicable Environmental Laws. There is no pending or, to the knowledge of the Companies, written or oral threat of civil or criminal litigation, written notice of violation, formal administrative proceeding, formal investigation or written information request by any Governmental Entity, relating to the violation of or liability under any Environmental Law involving any Company.

(b) None of the Companies has any liabilities or obligations arising from the release by the Companies or any third party of any Materials of Environmental Concern into the environment.

(c) None of the Companies is a party to or bound by any court order, administrative order, consent order or other written agreement (excluding, however, Permits required under Environmental Laws, which are addressed in Section 3.23(f) hereof) between any such Company and any Governmental Entity whose primary purpose is to impose or confirm legal obligations or liabilities arising under any Environmental Law.

(d) Set forth in Section 3.23(d) of the Company Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) whose primary purpose is to provide information on the presence of Materials of Environmental Concern in the soil and/or groundwater at premises currently or previously owned or operated by a Company (whether conducted by or on behalf of such Company or a third party, and whether done at the initiative of such Company or directed by a Governmental Entity or other third party) which such Company has possession of. A complete and accurate copy of each such document has been provided to the Buyer.

(e) There is no material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by any Company and for which such Company is legally responsible.

(f) Section 3.23(f) of the Company Disclosure Schedule sets forth a list of all material Permits required by Environmental Laws issued to or held by any Company. Such listed Permits are the only material Permits required by Environmental Laws that are required for the Companies to conduct their respective businesses.

Each such Permit is in full force and effect; the applicable Company is, and at all times has been, in compliance with the terms of each such Permit; and, to the knowledge of the Companies, no suspension or cancellation of such Permit is being threatened in writing or orally. Each such Permit will continue in full force and effect immediately following the Closing.

3.24  Legal Compliance.

(a) Each Company is conducting and has conducted its business and operations in compliance in all material respects with all applicable U.S. and non-U.S. regional, federal, state and local laws, regulations, rules, decrees, writs and orders (“Laws and Regulations”), including without limitation the rules and regulations of the United States Food and Drug Administration (“FDA”). None of the Companies has, within the last three (3) years, received any notice or communication from any Governmental Entity alleging noncompliance with any applicable Laws and Regulations. No civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, inquiry, proceeding or request for information is pending or to the knowledge of the Companies, threatened against any Company and none of the Companies currently has any liability (whether actual or contingent) for failure to comply with any Laws and Regulations. There is no act, omission, event, or circumstance of which the Companies have knowledge that would reasonably be expected to give rise to any such action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, inquiry, proceeding or request for information or any such liability. To the knowledge of the Companies, there has not been any violation of any Laws and Regulations by any Company in its product development efforts, submissions or reports to any Governmental Entity that could reasonably be expected to require investigation, corrective action or enforcement action. None of the Companies has ever been or is now subject to FDA’s Applications Integrity Policy (“AIP”). To the Companies’ knowledge, the Companies have not made any false statements on, or material omissions from, any applications, approvals, reports, or other submissions to any Governmental Entity, or made any false statements on, or material omissions from, any other records and documentation prepared or maintained to comply with the requirements of any Governmental Entity.

(b) Except for MDS Italy, the Companies’ facilities are registered, as required, and each product manufactured by or on behalf of any Company for commercial distribution in the United States that is required to be listed (the “Products”) with the FDA under Section 510 of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq. (the “FD&C Act”), and the applicable rules and regulations thereunder, is so listed. Each Product in current commercial distribution is either a Class I or Class II medical device as defined under 21 U.S.C. § 360c(a)(1)(A) and (B), and applicable rules and regulations thereunder and was first marketed under, and is covered by, an FDA order of substantial equivalence in response to a premarket notification submitted in compliance with 21 U.S.C. § 360(k) and the applicable rules and regulations thereunder, or is exempt from such premarket notification in accordance with 21 U.S.C. § 360(l) or (m) and applicable rules and regulations thereunder. Each Company is, and at all times has been, in compliance with, and each Product in current commercial distribution is designed, manufactured, prepared, assembled, packaged, labeled, stored and processed in compliance with the applicable requirements of the Quality System Regulation set forth in 21 C.F.R. Part 820. Each Company is, and at all times has been, in compliance with the written procedures, record-keeping and FDA reporting requirements for Medical Device Reporting set forth in 21 C.F.R. Part 803. None of the Companies is subject to any enforcement proceedings by the FDA and, to the Companies’ knowledge, no such proceedings have been threatened. None of the Companies has introduced in commercial distribution during the period of three calendar years immediately preceding the date hereof any Products which were upon their shipment by any Company adulterated or misbranded in violation of 21 U.S.C. §331.

(c) None of the Companies has received or possesses any of the following documents: (i) 510(k) rescission letters, (ii) notice of FDA regulatory actions against any Company including notice of adverse findings, regulatory, untitled or warning letters or mandatory recalls, (iii) documentation related to voluntary or mandatory recalls of any products of the Companies, (iv) reports of removals or corrections or correspondence to and from the FDA concerning such reports and all related investigations or (v) safety alerts.

(d) Each Company has provided the Buyer a true and correct copy of each of the following with respect to the last three calendar years and year-to-date 2007: (i) a list of all products marketed by such Company or any predecessor thereto, and for each such product, the legal basis for distributing the product in interstate commerce, (ii) all justifications by such Company or any predecessor thereto for not filing a 510(k) for a change or modification to a marketed device, (iii) all substantially equivalent or not substantially equivalent letters received by such Company or any predecessor to such Company, (iv) all correspondence, meeting notes or minutes, or related documents concerning material communications between the FDA and such Company or any predecessor thereto as they relate to 510(k) submissions, including requests for additional information and responses thereto, and compliance matters (v) all management review reports of such Company, (vi) all documents in response to actual or proposed FDA regulatory action(s), including all documents showing corrective actions undertaken by such Company or any predecessor thereto in response to FDA regulatory action(s), (vii) all FDA reports of inspection (Establishment Inspection Reports and Form FDA 483s) and FDA inspection reports of such Company evaluating compliance with Good Manufacturing Practices (“GMP”) or analogous procedures from other Governmental Entities, including foreign regulatory authorities, (viii) all Medical Device Reports (“MDRs”) filed by such Company or any predecessor to such Company, (ix) all MedWatch forms received by such Company or any predecessor thereto, and (x) all written reports of GMP audits of such Company or any predecessor thereto and their suppliers in the Company’s possession or control. Each Company has provided the Buyer a true and correct copy of all product labeling and advertising currently in use, including that posted on such Company’s website and in such Company’s user’s manuals.

(e) None of the Companies nor, to the knowledge of the Companies, any other person (i) who has a direct or indirect ownership interest (as those terms are defined in 42 C.F.R. Section 1001.1001(a)(2)) in any of the Companies, or (ii) who has an ownership or control interest (as defined in 42 C.F.R. Section 420.201) in any of the Companies, or (iii) who is an officer, director, agent (as defined in 42 C.F.R. Section 1001.1001(a)(2)) or managing employee (as defined in 42 C.F.R. Section 420.201) of any of the Companies, has engaged in any activities which are prohibited, or are cause for civil penalties or mandatory or permissive exclusion from Medicare, Medicaid, or any other State Health Care Program or Federal Health Care Program (as those terms are defined in 42 C.F.R. Section 1001.2) under 42 U.S.C. Sections 1320a-7, 1320a-7a, 1320a-7b, or 1395nn, or the Federal False Claim Act, 31. U.S.C. Section 3729, or the regulations promulgated pursuant to such statutes.

(f) MDS Mexico’s maquila program and activities are in compliance with all applicable Laws and Regulations in all material respects, and MDS Mexico has obtained all extensions required for MDS Mexico to carry out its activities as historically and currently conducted.

(g) MDS Mexico submitted its Sectoral Promotion Programs (PROSEC) applications to Mexico’s Ministry of Economy. The Ministry of Economy has approved the PROSEC and a true, correct and complete copy of the application and approval has been delivered to the Buyer.

(h) All temporarily imported goods that are used by or located at MDS Mexico’s facility are included in MDS Mexico’s maquila program and have been and remain legally imported in Mexico, and no goods have remained in Mexico longer than the relevant authorized period.

3.25  Customers and Suppliers.  Section 3.25 of the Company Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 1% of the consolidated revenues of the Companies during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to any Company. No such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to any Company and the Companies have no reason to believe that any of the foregoing is likely to occur as a result of the transactions contemplated by this Agreement or for any other reason within the next 12 months. No unfilled customer order or commitment obligating any Company to process, manufacture or deliver products or perform services will result in a loss to such Company upon completion of performance. No purchase order or commitment of any Company is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

3.26  Permits.  Section 3.26 of the Company Disclosure Schedule sets forth a list of all material Permits issued to or held by any Company. Such listed Permits are the only material Permits that are required for the Companies to conduct their respective businesses (in the case of MDS Italy, as required within the last three (3) years). Each such Permit is in full force and effect; the applicable Company is, and with respect to each Company other than MDS Italy, at all times has been and, with respect to MDS Italy, within the last three (3) years has been, in compliance with the terms of each such Permit; and, to the knowledge of the Companies, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

3.27  Certain Business Relationships With Affiliates.  Except for (i) the business relationships between MDS Mexico and certain of its Affiliates with respect to MDS Mexico’s maquila program and activities as set forth in Section 3.27 of the Company Disclosure Schedule, (ii) rights pursuant to the License Agreement and the Consulting Agreement and (iii) payments and expenses set forth in Section 3.27 of the Company Disclosure Schedule, no Affiliate of any Company (other than an Affiliate that is one of the Companies) (a) owns any property or right, tangible or intangible, which is used in the business of any Company and which will survive the Closing, (b) has any claim or cause of action against any Company, or (c) owes any money to, or is owed any money by, any Company, which right or obligation will survive the Closing. Section 3.27 of the Company Disclosure Schedule describes any transactions or relationships between any Company, on the one hand, and any Affiliate of such Company (other than any Affiliate that is one of the Companies), which occurred or have existed since the beginning of the time period covered by the Financial Statements and which would have the effect of either (i) overstating operating income of the Companies if the parties had not been Affiliates or (ii) understating operating expense of the Companies if the parties had not been Affiliates.

3.28  Brokers’ Fees.  None of the Companies has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.29  Books and Records.  The minute books and other similar records of each Company contain complete and accurate records of all actions taken at any meetings of such Company’s stockholders, Board of Directors or any committee thereof, and of all written consents executed in lieu of the holding of any such meeting. The books and records of each Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of such Company and have been maintained in accordance with good business and bookkeeping practices. Section 3.29 of the Company Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Companies and the names of persons having signature authority with respect thereto or access thereto.

3.30  Disclosure.  No representation or warranty by any Company contained in this Agreement (including the Company Disclosure Schedule) omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. No statement contained in any other document, certificate or other instrument delivered by or on behalf of any Company pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

3.31  Controls and Procedures.

(a) Each Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Companies and to maintain accountability for the consolidated assets of the Companies, (iii) access to assets of such Company is permitted only in accordance with management’s authorization, (iv) the reporting of assets of such Company is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b) The Companies have not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of any of the Companies. Section 3.31(b) of the Company Disclosure Schedule identifies any loan or extension of credit maintained by any Company to which the second sentence of Section 13(k)(1) of the Exchange Act would apply.

3.32  [Intentionally Deleted].

3.33  Government Contracts.  None of the Companies is or has been party to any contract, subcontract, agreement or commitment with any Governmental Entity.

3.34  Questionable Payments.  None of the Companies (nor, to the Companies’ knowledge, any of their respective officers, directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

3.35  Personally Identifiable Information and Privacy.  Except as set forth in Section 3.35 of the Company Disclosure Schedule, none of the Companies is currently or has ever been a “business associate” as such term is defined under HIPAA.

3.36  Customs Matters.

(a) Each of the Companies has filed all necessary documents with CBP and other customs authorities in each of the countries in which the Companies have imported merchandise, and none of the Companies has received any notices from CBP or other customs authorities with regard to the correctness of any such filings.

(b) None of the Companies is the subject of any ongoing audits, Focused Assessments, investigations or other reviews by CBP or other customs authorities in any of the countries in which any Company operates or imports merchandise.

(c) None of the Companies has made any prior disclosures or other types of voluntary disclosures relating to its import or export activities in any country during the last three (3) years.

(d) Within the last three (3) years, none of the Companies have been asked to provide, nor have they provided, a statute of limitations waiver in response to any requests from customs authorities in any country in which any Company imports or operates.

(e) All powers of attorney currently in existence that have been granted by each of the Companies to customs brokers are listed in Section 3.36(e) of the Company Disclosure Schedule.

(f) Each Company has the appropriate customs bond or other necessary security in place in each of the countries in which it operates in order to import merchandise.

(g) During the last three (3) years, none of the Companies has received any notice of any kind from CBP, or any other customs authority in any country in which any Company imports or operates, that any additional duties are, or may be, due; that a seizure of merchandise has occurred; that liquidated damages or penalties of any kind are, or may be, due.

(h) None of the products exported by the Companies is the subject of any controls in place by any countries from which any Company exports product. To the extent that any of the merchandise exported by any of the Companies is subject to specific export regulations or export controls of any kind, each of the Companies is in full compliance with all applicable laws and regulations. Any necessary permits, licenses or similar governmental approvals for the exportation of its products have been obtained.

(i) Within the last three (3) years, none of the Companies has been denied a license, permit or other authorization to export products from any of the countries in which it operates.

(j) To the extent that each of the Companies utilizes free trade agreements, including the North American Free Trade Agreement, in its export and import activities, each of the Companies is in full compliance with, and have issued and/or received necessary certificates of origin in order to claim preferential duty treatment for the importations.

(k) Within the last three (3) years, none of the Companies has received any rulings of any kind from any customs authorities in any countries in which it imports or exports merchandise.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Stockholder that, except as expressly set forth in the Buyer Disclosure Schedule, the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Buyer Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article IV. Any item of disclosure in any section or subsection of the Buyer Disclosure Schedule shall be deemed to be a disclosure in any other individual schedule of the Buyer Disclosure Schedule as to which the applicability of such item is readily apparent in light of the disclosure made.

4.1  Organization, Standing and Power.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Buyer Material Adverse Effect.

4.2  Capitalization.

(a) The authorized capital stock of the Buyer consists of 100,000,000 shares of Buyer Common Stock and 5,000,000 shares of preferred stock, $.001 par value per share (the “Buyer Preferred Stock”), which shares may be issued in one or more series from time to time by the Buyer’s Board of Directors. The rights and privileges of each class of the Buyer’s capital stock are set forth in the Buyer’s Certificate of Incorporation. As of the close of business on May 30, 2007, 29,925,152 shares of Buyer Common Stock were issued and outstanding and no shares of Buyer Preferred Stock were issued and outstanding. No material change in such capitalization has occurred between May 30, 2007 and the date of this Agreement.

(b) Section 4.2(b) of the Buyer Disclosure Schedule lists the number of shares of Buyer Common Stock reserved for future issuance as of May 30, 2007 pursuant to equity plans of the Buyer (collectively, “Buyer Stock Plans”), and the total number of outstanding options to purchase shares of the Buyer Common Stock (such outstanding options, “Buyer Stock Options”) under Buyer Stock Plans as of the close of business on May 30, 2007.

(c) Section 4.2(c) of the Buyer Disclosure Schedule shows the number of shares of Buyer Common Stock reserved for future issuance pursuant to warrants or other outstanding rights (other than Buyer Stock Options) to purchase shares of Buyer Common Stock outstanding as of May 30, 2007 (such outstanding warrants or other rights, the “Buyer Warrants”).

(d) All outstanding shares of Buyer Common Stock are, and all shares of Buyer Common Stock subject to issuance as specified in Sections 4.2(b) and 4.2(c) or pursuant to Article I, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the

DGCL, the Buyer’s Certificate of Incorporation or By-laws or any agreement to which the Buyer is a party or is otherwise bound.

4.3  Authority; No Conflict; Required Filings and Consents.

(a) The Buyer has all requisite corporate power and authority to enter into this Agreement and the Related Agreements and, subject only to the Buyer Stockholder Approval, to consummate the transactions contemplated by this Agreement and the Related Agreements. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated by this Agreement and the Related Agreements by the Buyer have been duly authorized by all necessary corporate action on the part of the Buyer, subject only to the required receipt of the Buyer Stockholder Approval. This Agreement has been duly executed and delivered by the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to the Bankruptcy Exception. Each of the Related Agreements to be entered into by the Buyer, upon execution thereof by the Buyer, will constitute the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to the Bankruptcy Exception.

(b) The execution and delivery of this Agreement and the Related Agreements by the Buyer do not and will not, and the consummation by the Buyer of the transactions contemplated by this Agreement and the Related Agreements shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Security Interest on the Buyer’s assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Buyer is a party or by which the Buyer or any of its properties or assets may be bound, or (iii) subject to obtaining the Buyer Stockholder Approval and compliance with the requirements specified in clauses (i) through (vi) of Section 4.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or any of its properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement or any Related Agreement by the Buyer or the consummation by the Buyer of the transactions contemplated by this Agreement or any Related Agreement, except for (i) the pre-merger notification requirements under the HSR Act, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely, individually or in the aggregate, to have a Buyer Material Adverse Effect, and (vi) the filing with the NASDAQ Global Market of (A) a Notification Form for Listing of Additional Shares and (B) a Notification Form for Change in the Number of Shares Outstanding, with respect to the shares of Buyer Common Stock issuable pursuant to the terms of this Agreement.

(d) The affirmative vote of the holders of a majority of the shares of Buyer Common Stock present or represented by proxy and voting at the Buyer Meeting (the “Buyer Stockholder Approval”) is the only vote of the holders of any class or series of the Buyer’s capital stock or other securities necessary for approval of the issuance of the Buyer Shares and for the consummation by the Buyer of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Buyer having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Buyer may vote.

4.4  Reports and Financial Statements.  The Buyer has previously furnished or made available to the Stockholder complete and accurate copies, as amended or supplemented, of the Buyer Reports. The Buyer Reports constitute all of the documents required to be filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from January 1, 2006 through the date of this Agreement, except for any current reports on Form 8-K relating to events occurring during the Buyer’s current fiscal quarter, the failure of which to report would not result in the Buyer’s failure to be eligible to register its shares on a Form S-3 Registration Statement, provided that any such missed reports are filed with the SEC prior to the filing of the Form S-3 Registration Statement or the required disclosure is included in the Buyer’s Form 10-Q for the current fiscal quarter. The Buyer Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein.

4.5  Absence of Certain Changes.  Since December 31, 2006, there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Buyer Material Adverse Effect.

ARTICLE V

COVENANTS

5.1  Closing Efforts.  Each of the Parties shall use his or its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (i) his or its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Party to consummate the transactions contemplated hereby are satisfied.

5.2  Governmental and Third-Party Notices and Consents.

(a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Parties shall promptly file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, shall use its Reasonable Best Efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable; provided, however, that notwithstanding anything to the contrary in this Agreement, the Buyer shall not be obligated (A) to respond to formal requests for additional information or documentary material pursuant to 16 C.F.R. 803.20 under the Hart-Scott-Rodino Act except to the extent it elects to do so in its sole discretion or (B) to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of the Buyer or its Affiliates, including the Companies.

(b) The Stockholder shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Company Disclosure Schedule.

5.3  Special Meeting, S-4 Registration Statement and Proxy Statement/Prospectus.

(a) The Buyer shall use its Reasonable Best Efforts to obtain, as promptly as practicable, the approval of the issuance of shares of Buyer Common Stock pursuant to the terms of this Agreement by the stockholders of the Buyer at a special meeting of the stockholders of the Buyer (the “Buyer Meeting”), as required by the rules of the NASDAQ Global Market, in accordance with the applicable requirements of the DGCL. In connection therewith, the Buyer shall prepare, with the assistance and cooperation of the Stockholder, the S-4 Registration Statement and the Proxy Statement/Prospectus. The Buyer shall file the S-4 Registration Statement with the SEC and shall, with the assistance of the Stockholder, promptly respond to any SEC comments on the S-4 Registration Statement and shall otherwise use its Reasonable Best Efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable. Promptly following such time as the S-4 Registration Statement is declared effective, the Buyer shall distribute the Proxy Statement/Prospectus to its stockholders.

(b) The Buyer, acting through its Board of Directors, shall include in the Proxy Statement/Prospectus the recommendation of its Board of Directors (the “Buyer Board”) that the stockholders of the Buyer vote in favor of the approval of the issuance of shares of Buyer Common Stock pursuant to the terms of this Agreement. Notwithstanding the foregoing, the obligation set forth in the foregoing sentence shall not apply (and the Buyer Board shall be permitted to modify or withdraw any such recommendation previously made) if the Buyer Board reasonably concludes, after consultation with its outside legal counsel, that the fiduciary duties of the Buyer Board under applicable law prohibit it from fulfilling the obligations in the foregoing sentence.

(c) The Buyer shall ensure that the S-4 Registration Statement does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided that the Buyer shall not be responsible for the accuracy or completeness of any information relating to the Stockholder or any of the Companies or furnished by the Stockholder or any of the Companies in writing for inclusion in the S-4 Registration Statement).

(d) The Stockholder shall, and shall cause the Companies to, ensure that any information relating to any of them or furnished by any of them to the Buyer in writing for inclusion in the S-4 Registration Statement does not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

5.4  Operation of Business.  Except as contemplated by this Agreement during the period from the date of this Agreement to the Closing, the Stockholder shall cause each of the Companies to conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, except as set forth on Schedule 5.4 attached hereto, prior to the Closing, the Stockholder shall cause each of the Companies not to without the written consent of the Buyer:

(a) issue or sell any stock, or equity participation or other securities of any Company or any options, warrants or rights to acquire any such stock, or equity participation or other securities, or repurchase or redeem any stock, or equity participation or other securities of any Company;

(b) split, combine or reclassify any shares of or equity participation in its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c) create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 3.22(j) or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 3.22 of the Company Disclosure Schedule) or hire any new officers or (except in the Ordinary Course of Business) any new employees;

(e) acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

(f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h) amend its charter, by-laws or other organizational documents;

(i) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections, or changes to any current elections, with respect to Taxes;

(j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature required to be listed in Section 3.12, Section 3.13, Section 3.15(a) or Section 3.21 of the Company Disclosure Schedule;

(k) make or commit to make any capital expenditure in excess of $10,000 per item or $50,000 in the aggregate, other than amounts set forth in the capital budget of the Companies for 2007, a copy of which is attached to Schedule 5.4 to this Agreement;

(l) institute or settle any Legal Proceeding;

(m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Stockholder set forth in this Agreement becoming untrue or (ii) any of the conditions set forth in Section 6.1 not being satisfied; or

(n) agree in writing or otherwise to take any of the foregoing actions.

5.5  Access to Information.

(a) The Stockholder shall, and shall cause each of the Companies to, permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Companies) to all premises, properties, financial, Tax and accounting records (including the work papers of the independent accountants of the Companies), contracts, other records and documents, and personnel, of or pertaining to any of the Companies.

(b) Within 20 days after the end of each month ending prior to the Closing, beginning with June 2007, the Stockholder shall furnish to the Buyer an unaudited income statement of each Company for such month and a balance sheet of each Company as of the end of such month, prepared on a basis consistent with the Financial Statements. Such financial statements shall present fairly the financial condition and results of operations of the Companies on a consolidated basis as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Companies.

5.6  Notice of Stockholder Changes.  From the date of this Agreement through the Closing Date, the Stockholder shall promptly advise the Buyer in writing of (a) any event occurring subsequent to the date of this Agreement that would render any representation or warranty of the Stockholder contained in Article II or III to be untrue or inaccurate such that the condition set forth in Section 6.1(d) would not be satisfied; (b) any breach of any covenant or obligation of the Stockholder under this Agreement such that the condition set forth in Section 6.1(e) would not be satisfied; and (c) any Company Material Adverse Effect.

5.7  Exclusivity.

(a) The Stockholder shall not, and shall cause each of the Companies not to, and shall cause each of the Companies to require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving any of the Companies or any division of any of the Companies, (ii) furnish any non-public information concerning the business, properties or assets of any of the Companies or any division of any of the Companies to any party (other than the Buyer) or (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction.

(b) The Stockholder shall, and shall cause each of the Companies to, immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Stockholder or such Company, as the case may be, is terminating such discussions or negotiations. If the Stockholder or any of the Companies receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Stockholder shall or shall cause such Company, as the case may be, to, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

5.8  Expenses.  Except as set forth in Article VII, Section 1.5 or Section 11.2 hereof and in the Escrow Agreement, the Buyer shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, and the Stockholder shall bear the costs and expenses (including legal and accounting fees and expenses) of the Stockholder and the Companies incurred in connection with this Agreement and the transactions contemplated hereby.

5.9  Listing of Buyer Shares.  The Buyer shall file with the NASDAQ Global Market (a) a Notification Form for Listing Additional Shares and (b) a Notification Form for Change in the Number of Shares Outstanding, with respect to the shares of Buyer Common Stock issuable pursuant to the terms of this Agreement.

5.10  S-X Financial Statements.

(a) Prior to the Closing, the Stockholder shall, and shall cause the Companies to, (i) provide such information, assistance and cooperation as the Buyer may reasonably request in connection with any offering or Buyer filings under the Exchange Act, including, without limitation, assisting with the preparation of the Proxy Statement/Prospectus and all other registration statements filed under the Securities Act and reports under the Securities Act (the “Public Filings”), (ii) cooperate with the Buyer so the Buyer can obtain information sufficient for the Buyer to comply with the requirements for the Management’s Discussion and Analysis portion of the Public Filings, (iii) use commercially reasonable efforts to cause the officers of the Companies to execute any reasonably necessary officers’ certificates or management representation letters to the Companies’ accountants to issue unqualified reports with respect to the financial statements to be included in any Public Filings, (iv) upon reasonable prior notice, use commercially reasonable efforts to make senior management and other representatives of the Companies available to participate in the preparation of any Public Filings or related materials and (v) request from the present and former independent accountants of the Companies that they (A) cooperate with and assist the Buyer in preparing financial statements with respect to the businesses of the Companies for inclusion by the Buyer in the Public Filings, including in compliance with the applicable provisions of Regulation S-X, Form 8-K, Form S-3 and Form S-4, (B) participate in drafting sessions related to the preparation of the Public Filings, (C) make work papers available to the Buyer and its representatives (subject to Buyer entering into any agreements reasonably required or requested by the accountants in connection with the provision of such work papers), (D) deliver “comfort-letters” in customary form in connection with any offering, and (E) deliver consents to the inclusion of financial statements required in connection with any Public Filing.

(b) Without limiting the foregoing, the Stockholder shall, and/or shall cause the Companies to, deliver to the Buyer historical financial statements for the businesses of the Companies for fiscal years 2004, 2005 and 2006 (or the applicable portions thereof), each of the fiscal quarters ended September 30, 2006 and December 31, 2006, and any other financial information with respect to the businesses of the Companies required by Item 9.01 of Form 8-K and Regulation S-X of the SEC for a business acquisition required to be described in answer to Item 2.01 of Form 8-K, including information required in order for the Buyer to prepare the pro forma financial information required by Item 9.01 of Form 8-K.

(c) Not later than forty (40) days after the completion of each fiscal quarter of the Companies that occurs during the period from the date of this Agreement through the Closing Date, the Stockholder shall, and/or shall cause the Companies to, deliver to the Buyer quarterly financial statements for the businesses of the Medisystems Operating Companies (together with any required notes), which financial statements shall include a balance sheet, statement of operations and statement of cash flows prepared in a manner consistent with the Financial Statements.

5.11  FIRPTA Tax Certificates.  Prior to the Closing, the Stockholder shall cause each Company to deliver to Buyer a notice that its Shares are not “U.S. real property interests” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code, together with evidence reasonably satisfactory to Buyer that such Company has provided notice to the Internal Revenue Service in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations. If Buyer does not receive the notice described above prior to the Closing Date, Buyer shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code.

5.12  Intentionally Omitted.

5.13  Notice of Buyer Changes.  From the date of this Agreement through the Closing Date, the Buyer shall promptly advise the Stockholder in writing of (a) any event occurring subsequent to the date of this Agreement that would render any representation or warranty of the Buyer contained in Article IV to be untrue or inaccurate such that the condition set forth in Section 6.2(e) would not be satisfied; (b) any breach of any covenant or obligation of the Buyer under this Agreement such that the condition set forth in Section 6.2(f) would not be satisfied; and (c) any Buyer Material Adverse Effect.

5.14  Elimination of Certain Items.  Notwithstanding the provisions of Section 5.4 of this Agreement, prior to the Closing, the Stockholder shall, subject to Section 8.3 of this Agreement, (a) cause the Companies to pay, to the extent not previously paid (i) all accrued royalties owed by the Companies as of December 31, 2006 under the Non-Exclusive License to Inventions Sub-License & Royalty Agreement, dated as of October 1, 1998, between MDS and DSU (as successor-in-interest to MTC), as amended, plus all royalties owed by the Companies as of the effective date of the License Agreement, and (ii) a cash dividend equal to $55,000.00 per month for each month from January 1, 2007 through the Closing Date plus a cash dividend equal to 35% of the Companies’ net income for the period from January 1, 2007 through the Closing Date to reimburse the Shareholder for his tax liability with regards to the Companies, less the amount of the royalty payable under the License Agreement as of its effective date, and (b) cause all other trade payables and trade receivables between any Company, on the one hand, and all Affiliates of such Company (other than an Affiliate that is one of the Companies), on the other hand, to be cancelled; provided, however, that the aggregate payments to be made under clause (a) of this sentence shall in no event exceed the cash on hand of the Companies as of immediately before the Closing Date; and provided, further, that any shortfall in the required payments hereunder resulting from the application of the limitation contained in the preceding proviso shall be paid by MDS as promptly as possible after the Closing Date out of its operating income earned after the Closing Date and before any amount is paid by any Company to Buyer or any Affiliate of Buyer. Prior to any payment pursuant to this Section 5.14, the Stockholder shall provide notice to the Buyer of the proposed payment (including the amount and documentation showing the calculation of the amount in a form reasonably requested by the Buyer, the name of the payee and the proposed payment date). The Stockholder shall provide to the Buyer evidence of all payments made pursuant to this Section 5.14 promptly upon such payment.

5.15  Releases.  Effective upon the Closing Date, to the maximum extent permitted by applicable law, Stockholder, on behalf of himself and each of the Medisystems Operating Companies and DSU, hereby irrevocably releases, acquits and forever discharges the Companies, and each of them, and their respective employees, directors, officers, agents, successors, assigns, heirs, executors and administrators from any and all claims or liability for infringement of any Intellectual Property or any unauthorized use or disclosure of trade secrets of the Medisystems Operating Companies and DSU by any such parties occurring prior to the Closing Date. Effective upon the Closing Date, to the maximum extent permitted by applicable law, each of the Companies, hereby irrevocably releases, acquits and forever discharges the Medisystems Operating Companies and DSU and each of their respective employees, directors, officers, agents, successors, assigns, heirs, executors and administrators from any and all claims or liability for infringement of any Intellectual Property or any unauthorized use or disclosure of trade secrets of any of the Companies by any such parties occurring prior to the Closing Date.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

6.1  Conditions to Obligation of the Buyer.  The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Buyer) of the following conditions:

(a) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

(b) the issuance of the Buyer Shares to the Stockholder pursuant to the terms of this Agreement shall have obtained the Buyer Stockholder Approval;

(c) the Stockholder shall have obtained at his own expense (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 5.2 which are required on the part of the Stockholder and any of the Companies;

(d) the representations and warranties of the Stockholder set forth in Article II, the first sentence of Section 3.1 and in Section 3.3 and any representations and warranties of the Stockholder set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Stockholder set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(e) the Stockholder shall have performed or complied with his agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(f) no Legal Proceeding shall be pending or threatened in writing wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(g) the Stockholder shall have delivered to the Buyer the Company Certificate;

(h) the Buyer shall have received the financial statements, information and other documents required to be provided under Section 5.10;

(i) the Stockholder shall have caused each Company to hold a meeting of its stockholder(s) to approve the resignation of the outgoing directors and officers of each Company and the appointment of incoming directors and officers, as specified by Buyer, effective as of the Closing;

(j) the Buyer shall have received copies of the resignations, effective as of the Closing, of each director and officer (in the case of MDS Italy, this will include the Board of Statutory Auditors), of each of the Companies (other than any such resignations which the Buyer designates, by written notice to the Stockholder, as unnecessary), and such other documentation that may be required under relevant local law or reasonably requested by Buyer to implement the resignation of the outgoing directors and officers and the appointment of the incoming directors and officers as specified by Buyer, including but not limited to full waivers from the outgoing directors releasing the Companies from any claims, in accordance with text to be provided by Buyer;

(k) the Buyer shall have received (i) the Escrow Agreement, duly executed by the Stockholder and the Escrow Agent; and (ii) the Consulting Agreement, duly executed by DSU and the Stockholder;

(l) the Buyer shall have received such other certificates and instruments (including certificates of good standing of each of the Companies in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

6.2  Conditions to Obligation of the Stockholder.  The obligation of the Stockholder to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions:

(a) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

(b) the S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and there shall not be in effect any stop order suspending the effectiveness of the S-4 Registration Statement or any proceedings seeking such a stop order;

(c) the Buyer shall have filed with the NASDAQ Global Market (a) a Notification Form for Listing of Additional Shares and (b) a Notification Form for Change in the Number of Shares Outstanding, with respect to the shares of Buyer Common Stock issuable pursuant to the terms of this Agreement;

(d) the Buyer shall have effected all of the registrations, filings and notices referred to in Section 5.2 which are required on the part of the Buyer;

(e) The representations and warranties of the Buyer set forth in the first sentence of Section 4.1 and in Section 4.3 and any representations and warranties of the Buyer set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(f) the Buyer shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(g) no Legal Proceeding shall be pending or threatened in writing wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Buyer Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(h) the Buyer shall have delivered to the Stockholder the Buyer Certificate;

(i) the Stockholder shall have received (i) the Escrow Agreement, duly executed by the Buyer and the Escrow Agent; and (ii) the Consulting Agreement, duly executed by the Buyer or an Affiliate thereof; and

(j) the Stockholder shall have received such other certificates and instruments (including certificates of good standing of the Buyer in its jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

ARTICLE VII

INDEMNIFICATION

7.1  Indemnification by the Stockholder.  The Stockholder shall indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Buyer or any Affiliate thereof resulting from, relating to or constituting:

(a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Stockholder contained in this Agreement or any other agreement or instrument executed by the Stockholder or any of the Companies to the Buyer pursuant to this Agreement;

(b) any failure to perform any covenant or agreement of the Stockholder contained in this Agreement or any agreement or instrument furnished by the Stockholder or any of the Companies to the Buyer pursuant to this Agreement; or

(c) any failure of the Stockholder to have good, valid and marketable title to the Shares, free and clear of all Security Interests.

7.2  Indemnification by the Buyer.  The Buyer shall indemnify the Stockholder in respect of, and hold him harmless against, any and all Damages incurred or suffered by the Stockholder resulting from, relating to or constituting:

(a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Buyer contained in this Agreement or any other agreement or instrument executed by the Buyer to the Stockholder pursuant to this Agreement; or

(b) any failure to perform any covenant or agreement of the Buyer contained in this Agreement or any agreement or instrument furnished by the Buyer to the Stockholder pursuant to this Agreement.

7.3  Indemnification Claims.

(a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed Damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any Damages caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VII and (B) the amount claimed as Damages is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VII and (ii) the Indemnifying Party may not assume control of the defense of a Third Party Action involving criminal liability or in which equitable relief (provided, that this clause shall not apply to equitable relief for the remediation of contamination of environmental media including soils, sediments, surface water and groundwater) is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 7.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed. In the event that the Damages require remediation of releases of Materials of Environmental Concern at properties of the Companies, the Indemnifying Party shall be entitled to remediate such releases pursuant to the least stringent standards consistent with the land use and the lease obligations existing at such properties as of the Closing Date, provided further, than any such remediation shall not adversely affect on-going commercial operations at the property.

(b) In order to seek indemnification under this Article VII, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. If the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party shall also deliver a copy of the Claim Notice to the Escrow Agent.

(c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount, (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount; or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. In connection with any Response delivered pursuant to (i) or (ii) in the first sentence of this paragraph (c), the Indemnifying Party shall pay the Claimed Amount (in the case of clause (i)) or the Agreed Amount (in the case of clause (ii)) by delivering to the Indemnified Party such number of shares of Buyer Common Stock (or, in the case of a claim against the Stockholder, instructions to the Escrow Agent to release such number of Escrow Shares) as have an aggregate Value equal to the Claimed Amount or the Agreed Amount, as the case may be. In the case of such Response regarding a Claim Notice against the Stockholder, the Stockholder shall (A) deliver to the Escrow Agent a written notice executed by both Parties instructing the Escrow Agent to distribute to the Buyer the appropriate number of Escrow Shares and (B) to the extent there are insufficient or no remaining Escrow Shares, deliver to the Buyer original stock certificates representing the appropriate number of shares of Buyer Common Stock, together with duly executed and completed stock powers and written representations relating to ownership of and title to such shares as reasonably requested by the Buyer. For purposes of this Article VII, the “Value” of any Escrow Shares or other shares of Buyer Common Stock delivered in satisfaction of an indemnity claim shall be the average of the last reported sale prices per share of the Buyer Common Stock on the NASDAQ Global Market over the five consecutive trading days ending two trading days before such Escrow Shares are distributed by the Escrow Agent to the Buyer or such other shares of Buyer Common Stock are delivered to the Indemnified Party, as applicable, as provided above (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock since the beginning of such five-day period), multiplied by the number of such Escrow Shares or such other shares of Buyer Common Stock are delivered to the Indemnified Party. In the case of any such shares of Buyer Common Stock that are delivered to the Stockholder by the Buyer, such shares of Buyer Common Stock shall not be registered under the Securities Act and shall bear the following legend:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under such Act or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required.”

In addition, and notwithstanding any other terms hereof, in no event shall Buyer be obligated to issue or deliver to Stockholder, pursuant to this Article VII or the Consulting Agreement, an aggregate number of shares of Buyer Common Stock representing twenty percent (20%) or more of the then-outstanding shares of Buyer Common Stock without the prior approval of Buyer’s stockholders.

(d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, such Dispute shall be resolved in a state or federal court sitting in the State of Delaware, in accordance with Section 13.9. If the Indemnified Party is the Buyer and is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both Parties instructing the Escrow Agent as to what (if any) portion of the Escrow Shares shall be distributed to the Buyer and/or the Stockholder (which notice shall be consistent with the terms of the resolution of the Dispute).

(e) Notwithstanding the other provisions of this Section 7.3, if a customer, distributor, supplier or vendor of the Companies asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such customer, distributor, supplier or vendor for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VII, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VII, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VII, for any such Damages for which it is entitled to indemnification pursuant to this Article VII (subject to the right of the Indemnifying Party to dispute both the Indemnified Party’s entitlement to indemnification and the amount for which it is entitled to indemnification, under the terms of this Article VII).

7.4  Survival of Representations and Warranties.  All representations and warranties that are covered by the indemnification agreements in Section 7.1(a) and Section 7.2(a) shall (a) survive the Closing and (b) shall expire on the date 24 months following the Closing Date, except that (i) the representations and warranties set forth in Article II and Sections 3.1 (Organization, Qualification and Corporate Power), 3.2 (Capitalization), 3.3 (Authorization of Transaction), 4.1 (Organization, Standing and Power), 4.2 (Capitalization) and 4.3 (Authority; No Conflict; Required Filings and Consents) shall survive the Closing without limitation; (ii) the representations and warranties set forth in Sections 3.9 (Tax Matters), 3.22 (Employee Benefits), and 3.36 (Customs Matters) shall survive until 30 days following expiration of all statutes of limitation applicable to the matters referred to therein and (iii) the representations and warranties set forth in Section 3.23 (Environmental Matters) shall expire on the date 36 months following the Closing Date. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of any claims arising from or related to the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and Escrow Shares have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to distribute such retained Escrow Shares to the Stockholder in accordance with the terms of the Escrow Agreement. The rights to indemnification set forth in this Article VII shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

7.5  Limitations.

(a) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Stockholder for Damages under Section 7.1(a) shall not exceed (x) 50% of the Closing Value minus (y) $1,250,000 (such resulting amount, the “Cap Amount”) and (ii) the Stockholder shall not be liable under Section 7.1(a) unless and until the aggregate Damages for which he would otherwise be liable under Section 7.1(a) exceed $1,250,000 (the “Deductible”) (at which point the Stockholder shall become liable for the Damages under Section 7.1(a) that are in excess of the Deductible); provided, that the limitations set forth in this sentence shall not apply to a claim pursuant to Section 7.1(a) relating to a breach of the representations and warranties set forth in Article II or Sections 3.1 (Organization, Qualification and Corporate Power), 3.2 (Capitalization), 3.3 (Authorization of Transaction), 3.9 (Tax Matters), 3.22 (Employee Benefits) or 3.36 (Customs Matters), or the first or second sentence of Section 3.10(a) (Assets). For purposes solely of this Article VII, all representations and warranties of the Stockholder in Articles II and III (other than Sections 3.7 (Absence of Certain Changes) and 3.30 (Disclosure)) shall be construed as if the term “material” and any reference to “Company Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(b) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Buyer for Damages under Section 7.2(a) shall not exceed the Cap Amount, and (ii) the Buyer shall not be liable under Section 7.2(a) unless and until the aggregate Damages for which it would otherwise be liable under Section 7.2(a) exceed the Deductible (at which point the Buyer shall become liable for the Damages under Section 7.2(a) that are in excess of the Deductible); provided, that the limitations set forth in this sentence shall not apply to a claim pursuant to Section 7.2(a) relating to a breach of the representations and warranties set forth in Sections 4.1 (Organization, Standing and Power), 4.2 (Capitalization) or 4.3 (Authority; No Conflict; Required Filings and Consents). For purposes solely of this Article VII, all representations and warranties of the Buyer in Article IV shall be construed as if the term “material” and any reference to “Buyer Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(c) The Escrow Agreement is intended to secure the indemnification obligations of the Stockholder under this Agreement. However, the rights of the Buyer under this Article VII shall not be limited to the Escrow Shares nor shall the Escrow Agreement be the exclusive means for the Buyer to enforce such rights; provided that the Buyer shall not attempt to collect any Damages directly from the Stockholder unless there are no remaining Escrow Shares held in escrow pursuant to the Escrow Agreement.

(d) Except with respect to claims based on fraud or willful misrepresentation, or claims for willful breach of any covenant or agreement contained in any of the provisions referenced in Section 13.10 of this Agreement, after the Closing, the rights of the Indemnified Parties under this Article VII and the Escrow Agreement shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement, and the Indemnified Parties agree to release and relinquish any and all other claims that they may have with respect to such matters, regardless of whether such claims arise by statute, in equity or at law.

(e) The Stockholder shall have no right of contribution against the Companies with respect to any breach by any of the Companies of any of its representations, warranties, covenants or agreements.

7.6  Purchase Price Adjustment.  The Buyer and the Stockholder agree to treat each indemnification payment pursuant to this Article VII as an adjustment to the Base Purchase Price for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Laws and Regulations.

ARTICLE VIII

OTHER AGREEMENTS

8.1  Proprietary Information.

(a) Except as otherwise provided in the Consulting Agreement, the Stockholder and each of his Affiliates shall hold in confidence and shall use their best efforts to have all officers, directors and personnel who continue after the Closing to be employed by the Stockholder or any Affiliate thereof to hold in confidence all knowledge and information of a secret or confidential nature with respect to the business of any Company prior to Closing and not to disclose, publish or make use of the same without the prior written consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Stockholder or any such Affiliate.

(b) If (i) the employment of an officer, director or other employee of the Stockholder or any Affiliate thereof, to whom secret or confidential knowledge or information concerning the business of any Company prior to Closing has been disclosed, is terminated and (ii) such individual is subject to an obligation to maintain such knowledge or information in confidence after such termination, the Stockholder shall, upon request by the Buyer, take all reasonable steps at his expense to enforce such confidentiality obligation in the event of an actual or threatened breach thereof. Any legal counsel retained by the Stockholder in connection with any such enforcement or attempted enforcement shall be selected by the Stockholder, but shall be subject to the approval of the Buyer, which approval shall not be unreasonably withheld.

(c) The Stockholder agrees that the remedy at law for any breach of this Section 8.1 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 8.1.

8.2  No Solicitation or Hiring of Former Employees.  Except as provided by law, for a period of two (2) years after the Closing Date, neither the Stockholder nor any Affiliate thereof shall (a) solicit any person who was an employee of any Company on the date hereof or the Closing Date to terminate his employment with the Buyer (or any Company, as the case may be) or to become an employee of the Stockholder or any Affiliate of the Stockholder, or (b) hire any person who was an employee of any Company on the date hereof or the Closing Date; provided, however, that it shall not be a violation of this Section 8.2 for the Stockholder or any Affiliate thereof (either directly or through another entity) to (y) advertise employment opportunities in newspapers, trade publications or other media not targeted specifically at any such employees of the Buyer or any Company or (z) solicit and/or hire any employee who has ceased to be employed by the Buyer or any Company for a period of at least six months.

8.3  Payment of Outstanding Amounts.  To the extent not fully paid at or prior to the Closing as promptly as practicable but not less than 60 days following the Closing Date, the Buyer shall cause the Companies to pay to the Stockholder (or to an Affiliate of the Stockholder designated by the Stockholder) all amounts required to be paid pursuant to Section 5.14 hereof subject to the limitation set forth therein.

8.4  Resale Limitations.  From and after the Closing Date until the second anniversary thereof, the Stockholder shall not sell or otherwise dispose of the Buyer Shares in (a) short sales or (b) without the Buyer’s prior written consent, which consent shall not be unreasonably withheld, in trades to a single party exceeding 250,000 Buyer Shares. The provisions of this Section 8.4 shall terminate upon the consummation of a Change in Control of the Buyer. For purposes of this Article VIII, “Change in Control” of the Buyer means any transaction or any event as a result of which (i) any one or more persons or entities, acting as a group, acquires or, for the first time, controls or is able to vote (directly or through nominees or beneficial ownership), after the Closing Date, 50% or more of the capital stock of the Buyer outstanding at the time ordinarily having power to vote for directors (“Voting Stock”) of the Buyer, provided, however, any acquisition directly from the Buyer shall not constitute a Change in Control, or (ii) the consummation of a merger, consolidation, reorganization or recapitalization involving the Buyer or the disposition of all or substantially all of the assets of the Buyer (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (A) all or substantially all of the persons and entities who beneficially owned the Voting Stock of the Buyer outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the Voting Stock of the resulting or acquiring corporation outstanding at the time, in substantially the same proportions as their ownership of the Buyer’s Voting Stock outstanding immediately prior to such Business Combination, and (B) no person or entity beneficially owns, directly or indirectly, 50% or more of the outstanding Voting Stock of the resulting or acquiring corporation.

8.5  Standstill Agreement.

(a) From and after the Closing Date until the second anniversary thereof, except with the prior consent of the Buyer Board, the Stockholder shall not, and shall not permit any entity owned or controlled directly or indirectly by him, to: (i) directly or indirectly acquire, announce its intention to acquire, make any proposal to acquire, agree or offer to acquire ownership of any shares of Buyer Common Stock, or any other securities convertible into, or any options, warrants or rights to acquire any shares of Buyer Common Stock or any assets of Buyer (other than property acquired in the ordinary course of business) from the Buyer or any other person or entity; (ii) “solicit” or propose to “solicit” or participate in any “solicitation” of any, “proxy” (as such term is defined in Regulation 14A under the Exchange Act) from any holder of shares of Buyer Common Stock, become a “participant” in a “solicitation” in opposition to any matter that has been recommended by a majority of the members of the Buyer Board, propose or otherwise solicit stockholders of Buyer for approval of any stockholder proposal, or otherwise seek to influence or control the management or policies of Buyer in his capacity as a stockholder of the Buyer; (iii) nominate for election as a director of the Buyer, or vote his Buyer Shares for election as a director of the Buyer, any person who is not nominated by the then incumbent directors of the Buyer; (iv) vote his Buyer Shares against any proposal or matter recommended by a majority of the members of the Buyer Board for approval by the stockholders of the Buyer; (v) take any action to form, join in or in any way participate in any partnership, limited partnership or other Group (as such term is defined under the Exchange Act) with respect to shares of Buyer Common Stock; or (vi) assist or announce his intention to assist any other person or entity in doing any of the foregoing.

(b) The provisions of Section 8.5(a) shall not apply to any actions, determinations or decisions taken or made by the Stockholder, in his capacity as a director of the Buyer and shall terminate upon the consummation of a Change in Control of the Buyer. Nothing contained in this Section 8.5 shall restrict or impede the Stockholder’s ability in carrying out his duties and obligations as a director of the Buyer.

8.6  Nomination of Director.  In the event the Stockholder ceases to serve as a director of the Buyer, if the Stockholder nominates an individual (which may include himself) for election as a director of the Buyer (the “Stockholder Nominee”) at any annual meeting of stockholders of the Buyer, the Buyer Board shall (a) nominate the Stockholder Nominee for election to the Buyer Board, and (b) recommend that the Stockholder Nominee be elected to the Buyer Board and such recommendation shall be included in any proxy statement of the Buyer relating to the annual meeting at which the stockholders of the Buyer will consider and act upon such nomination. Notwithstanding the foregoing, the Buyer shall have no obligation under this Section 8.6 unless all of the following conditions are met: (x) the Stockholder Nominee (i) is willing to serve as a Director of the Buyer; (ii) is and has been at all times in compliance with Buyer’s Code of Business Conduct and Ethics; (iii) satisfies the criteria/qualifications for service on the Buyer Board; and (iv) for any Stockholder Nominee other than the Stockholder, is “independent” under the applicable rules of the NASDAQ Global Market; (y) the director nomination complies with the applicable provisions of the Buyer’s Bylaws, as then in effect; and (z) the Stockholder is not in breach of any covenant or agreement of the Stockholder contained in this Agreement or any Related Agreement. The provisions of this Section 8.6 shall terminate upon the consummation of a Change in Control of the Buyer.

8.7  [Intentionally Deleted]

8.8  Employee Matters and Transition Services.

(a) Subject to the provisions of Section 8.8(b) below and without prejudice to Buyer’s right to operate the business of the Companies in the Buyer’s sole discretion after Closing, the Buyer agrees that all persons who are employees of the Companies immediately prior to the Closing (the “Company Employees”) shall (i) continue as employees of the Companies following the Closing on terms and conditions which, in the aggregate, are reasonably comparable to those in effect for similarly situated employees of the applicable Buyer Affiliate in the relevant jurisdiction, and (ii) receive benefits which, in the aggregate, are reasonably comparable to those in effect for similarly situated employees of the applicable Buyer Affiliate in the relevant jurisdiction. To the extent that there is no applicable Buyer Affiliate in the relevant jurisdiction, the Company Employees shall (x) continue as employees of the Companies following the Closing on terms and conditions which, in the aggregate, are reasonably comparable to those currently in effect for such Company Employees, and (y) receive benefits which, in the aggregate, are reasonably comparable to those currently in effect for such Company Employees. Each Company Employee who remains in the employment of any Company following the Closing shall be referred to as a “Continuing Employee.” To the extent permitted by the Buyer Benefit Plans or by amendment of the Buyer Benefit Plans (other than any amendment that would require the approval of the Buyer’s stockholders), the Buyer shall, or shall cause an Affiliate of the Buyer to, recognize and credit each Continuing Employee for the service with any of the Companies (and any predecessor employer to the extent previously credited under the Company Plans) for purposes of participation and vesting under the Buyer Benefit Plans and for purposes of benefit level under vacation and severance plans, but not where giving such credit would result in a duplication of benefits. The Buyer shall use commercially reasonable efforts to cause to be provided to the Continuing Employees credit for any co-payments, deductibles and offsets (or similar payments) made with respect to Company Plans providing medical or dental benefits during the plan year including the Closing Date, for the purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under corresponding Buyer Benefit Plans. Any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in any Buyer Benefit Plans providing medical, dental or other welfare benefits shall be waived with respect to the Continuing Employees and their dependents. Prior to the Closing Date, the Companies shall cooperate with the Buyer so as to allow the Buyer or the applicable Buyer Affiliate to meet with the Continuing Employees (at such times and locations as reasonably agreed to by the Companies and the Buyer), to conduct an open enrollment period to enable the Continuing Employees to make benefit enrollment elections under the Buyer Benefit Plans.

(b) Prior to the Closing Date, MDS and MDS Services shall (i) contribute to the Medisystems Corporation 401(k) Profit Sharing Plan (the “Company 401(k) Plan”) a profit sharing contribution for the 2006 plan year in an aggregate amount not in excess of $165,000, (ii) contribute to the Company 401(k) Plan a pro-rated profit sharing contribution for the 2007 plan year in an aggregate amount not in excess of $165,000, and (iii) take all such actions as may be necessary to cause the Continuing Employees to become fully vested, immediately prior to the Closing Date, in their account balances and accrued benefits under the Company 401(k) Plan.

(c) Prior to the Closing Date, the Stockholder shall take or cause to be taken all necessary action to cause the Companies to cease to be participating employers in the Company Plans listed on Schedule 8.8(c) attached hereto, effective immediately prior to the Closing Date. It is understood that the Continuing Employees will continue under the other benefit plans listed in Section 3.22(a) of the Company Disclosure Schedule at the expense of MDS until December 31, 2007.

(d) Nothing contained in this Agreement shall be interpreted to impose any limits on the authority of Buyer, in its sole discretion, to make any change to the terms or conditions of, or terminate, the employment of any employees of any Companies or to terminate or amend any Buyer Benefit Plan. Section 8.8(a) and 8.8(b) above shall not apply to MDS Italy employees or MDS Mexico employees to the extent such Section would conflict with the requirements of a national collective agreement, individual work contract, applicable law or the current practices of MDS Italy or MDS Mexico.

8.9  Insurance.

(a) At the Closing, the Buyer shall cause the Companies to purchase insurance that will provide for product liability insurance that will survive the Closing for a period of six (6) years after the Closing, covering all products of the Companies manufactured prior to the Closing Date on substantially the same terms and conditions as in effect immediately prior to the Closing.

(b) For a period of six (6) years after the Closing, the Buyer shall cause the Companies to maintain in effect product liability insurance covering all products of the Companies manufactured after the Closing Date on a claims-made basis on substantially the same terms and conditions as in effect as of December 31, 2006.

(c) Buyer agrees that all rights to indemnification now existing in favor of the directors, officers or employees of any of the Companies (including, without limitation, any person who was or becomes a director, officer or employee prior to the Closing Date) under the applicable local law or as provided in each Companies’ Certificate of Incorporation, by-laws or other organizational document with respect to matters occurring on or prior to the Closing shall survive the Closing and shall continue in full force and effect for a period of not less than six (6) years after the Closing (or, in the case of claims or other matters occurring on or prior to the expiration of such six (6) year period which have not been resolved prior to the expiration of such six (6) year period, until such matters are finally resolved) and Buyer shall honor, and shall cause each of the Companies to honor, all such rights. Prior to the Closing, the Stockholder shall cause the Companies to purchase and pay in full a policy of directors’ and officers’ liability insurance and errors and omissions insurance that will survive the Closing for a period of six (6) years after the Closing. Buyer shall not cancel the insurance policy purchased by the Companies pursuant to the immediately preceding sentence.

ARTICLE IX

TAX MATTERS

9.1  Preparation and Filing of Tax Returns; Payment of Taxes.

(a) To the extent not previously prepared and filed, the Stockholder shall prepare and timely file or shall cause to be prepared and timely filed (i) all Tax Returns for any Income Taxes of MDS Services and MDS for all taxable periods that end on or before the Closing Date, and (ii) and cause to be prepared and timely filed all other Tax Returns of any other Company required to be filed (taking into account extensions) prior to the Closing Date. The Stockholder shall make or cause to be made all payments required with respect to any such Tax Returns. The Buyer shall cooperate fully with the Stockholder in connection with the preparation and filing of such Tax Returns. The Stockholder will promptly provide or make available to the Buyer copies of all such Tax Returns.

(b) The Buyer shall prepare and timely file or shall cause to be prepared and timely filed all other Tax Returns for the Companies. The Buyer shall make all payments required with respect to any such Tax Returns; provided, however, that the Stockholder shall promptly reimburse the Buyer to the extent any payment the Buyer is required to make relates to the operations of any Company for any period ending (or deemed pursuant to Section 9.1(d) to end) on or before the Closing.

(c) The Buyer and the Stockholder agree that if any Company is permitted but not required under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period, the Buyer and the Stockholder shall treat such day as the last day of a taxable period.

(d) The portion of any Taxes for a taxable period beginning before and ending after the Closing allocable to the portion of such period ending on the Closing Date shall be deemed to equal (i) in the case of Taxes that (x) are based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property, other than Taxes described in Section 9.1(e), the amount which would be payable if the taxable year ended with the Closing Date, and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period. For purposes of the provisions of this Section 9.1(d), each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period). For purposes of Section 9.1(d)(i)(x), any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the period ending on the Closing Date and the period beginning the day after the Closing Date.

(e) The Stockholder shall be responsible for the payment of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-Income Taxes and administrative fees (including, without limitation, notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement whether levied on the Buyer, the Stockholder, any Company, or any of their respective Affiliates (“Transfer Taxes”). The Base Purchase Price shall be exclusive of any Transfer Taxes.

9.2  Tax Contests; Withholding Taxes; Clearance Certificates and Other Matters.

(a) The Stockholder shall have the right to control, at his own expense, any Tax audit, initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period or portion thereof ending on or prior to the Closing Date with respect to any Company to the extent that the Stockholder may have either (i) a Tax liability (whether as a shareholder of any Company or otherwise) by reason of such assessment, deficiency or adjustment or (ii) an indemnification obligation hereunder with respect; provided, that, the Buyer shall have the right to participate in any Tax proceeding concerning such matters at its own expense directly or through counsel. The Stockholder shall not agree to any settlement of, or entry of any judgment arising from, any such Tax proceeding without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, if any such settlement or entry of judgment would be reasonably expected to increase the Tax liability of the Buyer or of any Company in any taxable period beginning after or including the Closing Date. The Buyer and the Stockholder shall cooperate in the preparation of all Tax Returns and the conduct of all Tax Audits or other administrative or judicial proceedings relating to the determination of any Tax for any Tax periods for which one Party could reasonably require the assistance of the other Party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages to the extent related to the Companies or any Subsidiary illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such Party’s possession requested by the Party filing such Tax Returns as is relevant to their preparation. Such cooperation and information also shall include without limitation provision of powers of attorney for the purpose of signing Tax Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Taxing Authority which relate to the Companies or any Subsidiary, and providing copies of all relevant Tax Returns to the extent related to the Companies or any Subsidiary, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and Tax basis of property, which the requested Party may possess.

(b) The Buyer shall have the right to control any other Tax audit, initiate any other claim for refund, contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period at its own expense. The Buyer shall not agree to any settlement of, or entry of any judgment arising from, any such Tax proceeding without the prior written consent of the Stockholder, which consent shall not be unreasonably withheld, conditioned or delayed, if any such settlement or entry of judgment would be reasonably expected to increase either (i) the Tax liability of the Stockholder in any taxable period, or (ii) the liability of the Stockholder pursuant to its indemnification obligation hereunder.

(c) Notwithstanding any other provision in this Agreement, the Buyer and each Company shall have the right, on or after the Closing Date, to deduct and withhold Taxes from any payments to be made hereunder if such withholding is required by law and to collect any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the Stockholder and any other recipients of payments hereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Stockholder or other recipient of payments in respect of which such deduction and withholding was made.

(d) If, prior to the Closing, the Stockholder shall cause a Company to deliver to Buyer a clearance certificate or similar document(s) which may be required or permitted by any Tax Authority to relieve Buyer of any obligation to withhold Taxes in connection with the Transactions, Buyer shall not withhold any such Taxes.

(e) [Intentionally Deleted]

(f) If required by Mexican Tax law, the Stockholder shall timely pay any capital gains Tax on the transfer of his MDS Mexico equity participation to the Buyer. The Stockholder shall deliver a copy of the corresponding Mexican Tax Return and certified public accountant’s report (dictamen), if any (or documentary evidence, satisfactory to the Buyer, of not being subject to Mexican capital gains Tax), to the Buyer, within the twenty (20) calendar days following the Closing Date, for MDS Mexico to be able to record the Buyer as the new owner of the Stockholder’s equity participation in the Partners’ Registry Book of MDS Mexico without MDS Mexico incurring joint liability with respect to the Stockholder’s Mexican Tax obligations associated with the transfer of such equity participation.

(g) The Parties intend that the Transaction shall constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Income Tax Regulations.

ARTICLE X

REGISTRATION RIGHTS

10.1  Piggyback Registrations.  Following the Closing Date, if the Buyer proposes to register any Buyer Common Stock under the Securities Act at any time (other than a registration statement relating solely to employee benefit plans or a registration relating to a Rule 145 transaction on Form S-4 or similar forms promulgated in the future) and the registration form to be used may be used for the registration of Buyer Shares, whether or not for sale for Buyer’s own account, the Buyer will give prompt written notice at least 30 days prior to the anticipated effective date of the registration statement relating to such registration (the “Company Registration”) to the Stockholder. The Stockholder may elect, for purposes of such Company Registration only, to have all the rights and obligations of a Holder under Section 2.3 of the Investor Rights Agreement solely with respect to the Buyer Shares held by him, and, to the extent applicable to Section 2.3 thereof only, Sections 2.5, 2.6, 2.7, 2.8, 2.9 and 2.11 of the Investor Rights Agreement; provided, however, that under Section 2.3(a) thereof the underwriters may reduce the number of Buyer Shares to be included in such registration statement to not less than 20% of the total number of Buyer Shares requested to be included in such registration; and, provided, further, that as a condition to the Stockholder’s participation in such Company Registration, the Stockholder must also agree not to sell any shares of Buyer Common Stock held by the Stockholder from the date of the filing of such registration statement until 30 days following the effective date of such registration statement, other than in connection with such Company Registration. For the avoidance of doubt, the Stockholder shall have no rights or obligations in connection with any offering by the Buyer nor shall he have any rights or obligations, as a Holder or otherwise, under the Investor Rights Agreement.

10.2  Assignment of Rights.  The Stockholder may not assign any of his rights under this Article X except in connection with the transfer of some or all of the Buyer Shares to a child or spouse, or trust for their benefit, provided each such transferee agrees in a written instrument delivered to the Buyer to be bound by the provisions of this Article X.

10.3  Legends.  The Buyer shall be entitled to place appropriate legends on the certificates evidencing the Buyer Shares for purposes of Rule 145 under the Securities Act reflecting the restrictions set forth in Rule 145 and the restrictions imposed by Section 8.4 and to issue appropriate stop transfer instructions to the transfer agent for Buyer Common Stock.

ARTICLE XI

TERMINATION

11.1  Termination of Agreement.  The Stockholder and the Buyer may terminate this Agreement prior to the Closing (whether before or after Buyer Stockholder Approval), as provided below:

(a) the Stockholder and the Buyer may terminate this Agreement by mutual written consent;

(b) the Buyer may terminate this Agreement by giving written notice to the Stockholder in the event the Stockholder is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (d) or (e) of Section 6.1 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Stockholder of written notice of such breach;

(c) the Stockholder may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (e) or (f) of Section 6.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Stockholder to the Buyer of written notice of such breach;

(d) either the Buyer or the Stockholder may terminate this Agreement by giving written notice to the other Party at any time after the stockholders of the Buyer have voted on whether to approve the issuance of the Buyer Shares in the event the proposed issuance of the Buyer Shares failed to receive the Buyer Stockholder Approval;

(e) the Buyer may terminate this Agreement by giving written notice to the Stockholder if the Closing shall not have occurred on or before December 31, 2007 by reason of the failure of any condition precedent under Section 6.1 (unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement); or

(f) the Stockholder may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before December 31, 2007 by reason of the failure of any condition precedent under Section 6.2 (unless the failure results primarily from a breach by the Stockholder of any representation, warranty or covenant contained in this Agreement).

11.2  Effect of Termination.  If any Party terminates this Agreement pursuant to Section 11.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for willful breaches of this Agreement prior to such termination); provided, that, in the event this Agreement is terminated by either the Buyer or the Stockholder pursuant to Section 11.1(d) hereof as a result of the Buyer Board’s modification or withdrawal of its recommendation to the Buyer’s stockholders in accordance with Section 5.3(b) hereof, the Buyer shall reimburse the Stockholder for up to an aggregate of $600,000 in reasonable documented expenses of the Stockholder actually incurred relating to the transactions contemplated by this Agreement prior to such termination (excluding any discretionary fees paid to any financial advisors of the Stockholder or the Companies). The expenses payable pursuant to this Section 11.2 shall be paid by wire transfer of same-day funds within five (5) business days after demand therefor.

ARTICLE XII

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“Accountant” shall mean an independent accountant selected by the Stockholder and reasonably approved by the Buyer.

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“AIP” shall have the meaning set forth in Section 3.24(a).

“Bankruptcy Exception” means, in respect of any agreement, contract or commitment, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar law affecting creditor’s rights and remedies generally and, with respect to the enforceability thereof, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

“Base Purchase Price” shall have the meaning set forth in Section 1.3.

“Business Combination” shall have the meaning set forth in Section 8.4.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Assigned Patent” shall have the meaning set forth in Section 5.13.

“Buyer Benefit Plans” shall mean the employee benefit plans, programs and policies of the Buyer and its Affiliates.

“Buyer Board” shall have the meaning set forth in Section 5.3(b).

“Buyer Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (g) (insofar as clause (g) relates to Legal Proceedings involving the Buyer) of Section 6.2 is satisfied in all respects.

“Buyer Common Stock” shall mean the shares of voting common stock, $.001 par value per share, of the Buyer.

“Buyer Disclosure Schedule” shall mean the disclosure schedule provided by the Buyer to the Stockholder on the date hereof and accepted in writing by the Stockholder.

“Buyer Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, (i) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Buyer and its Subsidiaries, taken as a whole or (ii) the ability of the Buyer to consummate the transactions contemplated by this Agreement. An adverse change in stock price of Buyer Common Stock shall not, in and of itself, be deemed to have a Buyer Material Adverse Effect.

“Buyer Meeting” shall have the meaning set forth in Section 5.3(a).

“Buyer Preferred Stock” shall have the meaning set forth in Section 4.2(a).

“Buyer Reports” shall mean (a) the Buyer’s Annual Report on Form 10 K for the fiscal year ended December 31, 2006, as filed with the SEC, and (b) all other reports filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since January 1, 2006.

“Buyer Shares” shall mean 6,500,000 shares of Buyer Common Stock.

“Buyer Stock Option” shall have the meaning set forth in Section 4.2(b).

“Buyer Stock Plans” shall have the meaning set forth in Section 4.2(b).

“Buyer Stockholder Approval” shall have the meaning set forth in Section 4.3(d).

“Buyer Warrants” shall have the meaning set forth in Section 4.2(c).

“Cap Amount” shall have the meaning set forth in Section 7.5(a).

“CBP” shall have the meaning set forth in Section 3.18.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Change in Control” shall have the meaning set forth in Section 8.4.

“Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VII for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall mean the date two business days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article VI), or such other date as may be mutually agreeable to the Parties.

“Closing Price” shall mean the average closing price of Buyer Common Stock for the five trading days ending on the second trading day immediately preceding the Closing, as reported by the NASDAQ Global Market.

“Closing Value” shall mean the average of the last reported sale prices per share of the Buyer Common Stock on the NASDAQ Global Market over the five consecutive trading days ending two trading days before the Closing Date (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock since the beginning of such five-day period), multiplied by the number of Buyer Shares.

“Closing Working Capital” shall mean as of Closing, (i) total current assets of the Companies as of such date, minus (ii) total current liabilities (including accrued royalties) of the Companies as of such date, each as calculated in accordance with GAAP.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Companies” shall mean MDS Services, MDS, MDS Italy and MDS Mexico, collectively.

“Company” shall mean any of MDS Services, MDS, MDS Italy and MDS Mexico.

“Company Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (f) (insofar as clause (f) relates to Legal Proceedings involving any of the Companies) of Section 6.1 is satisfied in all respects.

“Company Disclosure Schedule” shall mean the disclosure schedule provided by the Stockholder to the Buyer on the date hereof and accepted in writing by the Buyer.

“Company Employees” shall have the meaning set forth in Section 8.8.

“Company Intellectual Property” shall mean the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to any of the Companies as of the Closing Date. For the avoidance of doubt, Company Licensed Intellectual Property shall not include any (a) Excluded Intellectual Property, and (b) any Intellectual Property that is no longer licensed to any of the Companies as of the Closing Date.

“Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (a) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Companies, taken as a whole, (b) the ability of the Stockholder or the Companies to consummate the transactions contemplated by this Agreement, (c) the ability of the Buyer to operate the businesses of the Companies immediately after the Closing or (d) the ability of the officers of the Buyer, following the Closing, to certify without qualification to the Buyer’s financial statements or SEC reports as they relate to the businesses or operations previously conducted by the Companies; provided, that, in each case a “Company Material Adverse Effect” shall not be deemed to include effects or circumstances resulting from (i) any changes in general economic, business, political or financial conditions (except for any such change, event, circumstance, development or effect that disproportionately affects the Companies relative to other industry participants), (ii) any changes in the industry in which the Companies operate (except for any such change, event, circumstance, development or effect that disproportionately affects the Companies relative to other industry participants); or (iii) the announcement of this Agreement or the transactions contemplated hereby or the identity of the Buyer. For the avoidance of doubt, the Parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

“Company Owned Intellectual Property” shall mean all Intellectual Property owned, in whole or in part, by any of the Companies as of the Closing Date. For the avoidance of doubt, Company Owned Intellectual Property shall not include any (a) Excluded Intellectual Property, and (b) any Intellectual Property that is no longer owned by any of the Companies as of the Closing Date.

“Company Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by any of the Companies or any ERISA Affiliate for the benefit of any current or former employee of any of the Companies, but excluding government-sponsored or government-affiliated Employee Benefit Plans.

“Company 401(k) Plan” shall have the meaning set forth in Section 8.8(b).

“Company Registration” shall have the meaning set forth in Section 10.1.

“Company Stock Plan” shall mean any stock option plan or other stock or equity-related plan of any Company.

“Consulting Agreement” shall mean the consulting agreement to be entered into by the Stockholder, DSU, and the Buyer or an Affiliate thereof in the form attached hereto as Exhibit C.

“Continuing Employees” shall have the meaning set forth in Section 8.8.

“Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution proceedings relating to a Third Party Action or an indemnification claim under Article VII), other than those fees and expenses of the Accountant set forth in and governed by Section 1.5(b)(vi).

“Deductible” shall have the meaning set forth in Section 7.5(a).

“Determination Date” shall mean (a) the Objection Deadline Date, if no objection to the Draft Closing Balance Sheet or the calculation of the Closing Working Capital is made pursuant to Section 1.5(c), (b) the date on which the Buyer receives notification from the Stockholder that no objection to the Draft Closing Balance Sheet and the calculation of the Closing Working Capital will be made, or (c) the date on which final resolution of any dispute in connection with the determination of the Closing Working Capital pursuant to Section 1.5 is achieved.

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Draft Closing Balance Sheet” shall mean the balance sheet of the Companies as of the Closing Date prepared and delivered by the Buyer pursuant to Section 1.5(a).

“DSU” shall mean DSU Medical Corporation, a Nevada corporation.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Environmental Law” shall mean (a) any United States federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law in effect up to and through the Closing Date relating to the environment, occupational health and safety, the potential toxic material content of any product or exposure of persons or property to Materials of Environmental Concern passed or issued by any Governmental Entity, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and (b) any Mexican or Italian national, state, provincial or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law in effect up to and through the Closing Date analogous or comparable to the topics or issues set forth in sub-section (a) of this definition. As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included any of the Companies.

“Escrow Agreement” shall mean an escrow agreement in substantially the form attached hereto as Exhibit A.

“Escrow Agent” shall mean Computershare Services, Inc.

“Escrow Shares” shall mean 1,000,000 shares of Buyer Common Stock.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Intellectual Property” shall mean the Intellectual Property set forth in Exhibit C of the License Agreement.

“Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VII.

“Exploit” shall mean develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“FDA” shall have the meaning set forth in Section 3.24(a).

“FD&C Act” shall have the meaning set forth in Section 3.24(b).

“Field” shall have meaning set forth in the License Agreement.

“Final Closing Balance Sheet” shall have the meaning set forth in Section 1.5(b).

“Final Closing Working Capital” shall have the meaning set forth in Section 1.5(b).

“Financial Statements” shall mean:

(a) the unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of each of the Medisystems Operating Companies as at December 31, 2006,

(b) the audited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of each of the Medisystems Operating Companies as at December 31, 2005 and December 31, 2004, and

(c) the Most Recent Balance Sheet and the unaudited consolidated statements of income, changes in stockholders’ equity and cash flows for the three months ended as of the Most Recent Balance Sheet Date.

“Focused Assessments” shall mean a Risk Based Approach to Audit’ as set forth by CBP that concentrates on a company’s internal compliance procedures while also addressing areas of risk identified by CBP.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency, including any central or local governmental, administrative or judicial entity, body, agency, inspectorate or office of any jurisdiction where any Company is based or operates, as far as applicable mutatis mutandis.

“Hart-Scott-Rodino Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191.

“Income Taxes” shall mean any Taxes imposed upon or measured by net income.

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VII.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Intellectual Property” shall mean the following subsisting throughout the world:

(a) Patents;

(b) Trademarks and all goodwill in the Trademarks;

(c) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(d) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

(e) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

“Investor Rights Agreement” shall mean the Investor Rights Agreement, dated as of June 30, 1999, by and between the Buyer and the investors listed therein, as the same may be amended from time to time (the “Investor Rights Agreement”)

“Laws and Regulations” shall have the meaning set forth in Section 3.24(a).

“Lease” shall mean any lease or sublease pursuant to which any Company leases or subleases from another party any real property.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“License Agreement” shall mean the license agreement entered into by DSU and MDS dated as of June 1, 2007.

“Licensed Class B Patents” shall have the meaning set forth in the License Agreement.

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material or chemical (or article containing such material or chemical) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive passed or issued by any Governmental Entity due to its potential, directly or indirectly, to harm the environment, public health or worker health and safety.

“Medisystems Employment Agreement” shall mean the Medisystems Employment Agreement between MDS or MDS Services, on the one hand, and any employee of MDS or MDS Services, on the other hand.

“MDS Italy Employment Agreement” shall mean the MDS Italy Employment Agreement between MDS Italy, on the one hand, and any employee of MDS Italy, on the other hand.

“MDS Mexico Employment Agreement” shall mean the MDS Mexico Employment Agreement between MDS Mexico, on the one hand, and any employee of MDS Mexico, on the other hand.

“Medisystems Operating Companies” shall mean collectively, the Companies, MRC, MTC (until May 31, 2007, the effective date of its merger into DSU), LifeStream Medical Corporation, a Nevada corporation and Infusion Care Services, Inc., a Delaware corporation.

“Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of the Companies as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall mean March 31, 2007.

“MRC” shall mean Medisystems Research Corp., an Illinois corporation.

“MTC” shall mean Medisystems Technology Corporation, a Nevada corporation.

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Objection Deadline Date” shall mean the date 30 days after delivery by the Buyer to the Stockholder of the Draft Closing Balance Sheet.

“Option” shall mean each option to purchase or acquire shares of any Company, whether issued by a Company pursuant to a Company Stock Plan or otherwise.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Parties” shall mean the Buyer and the Stockholder.

“Patents” shall mean all patents and patent applications filed with the United States Patent and Trademark office or other Governmental Entity.

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Products” shall have the meaning set forth in Section 3.24(b).

“Proxy Statement/Prospectus” shall mean the proxy statement/prospectus included as part of the S-4 Registration Statement, together with any accompanying letter to stockholders, notice of meeting and form of proxy or written consent.

“Public Filings” shall have the meaning set forth in Section 5.10(a).

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

“Registered Company Intellectual Property” shall mean Registered Intellectual Property that is owned by any Company as of the Closing Date or licensed to any Company pursuant to the License Agreement.

“Registered Intellectual Property” shall mean all Patents, registered Trademarks, registered copyrights and designs, and all applications filed with the United States Patent and Trademark Office and all foreign equivalent offices for each of the foregoing.

“Related Agreements” shall mean the Escrow Agreement, the Consulting Agreement, and the Stock Transfer Documents.

“Response” shall mean a written response containing the information provided for in Section 7.3(c).

“SEC” shall mean the Securities and Exchange Commission.

“S-4 Registration Statement” shall mean a registration statement of the Buyer on Form S-4 for the purposes of (1) registering the Buyer Shares under the Securities Act and (2) soliciting proxies from the stockholders of the Buyer for the purpose of obtaining the approval by the stockholders of the Buyer of the issuance of shares of Buyer Common Stock pursuant to the terms of this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the applicable Company and not material to such Company.

“Shares” shall have the meaning set forth in the Preliminary Statement of this Agreement.

“Specified Sections” shall have the meaning set forth in Section 13.10.

“Stock Transfer Documents” shall have the meaning set forth in Section 1.8.

“Stockholder” shall have the meaning set forth in the first paragraph of this Agreement.

“Stockholder Nominee” shall have the meaning set forth in Section 8.6.

“Subsidiary” shall mean any corporation, partnership, trust, limited liability company, branch, representative office or other non-corporate business enterprise in which any Company holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Target Amount” shall equal negative $1,850,000, which amount shall be increased by the sum of the amount of the Companies’ net income plus depreciation plus amortization for the period from January 1, 2007 through the Closing Date and decreased by the sum of the amounts of (a) the royalties payable under the

License Agreement, (b) the cash dividends payable pursuant to Section 5.14(a)(ii) and (c) the amount of the Companies’ capital expenditures permitted under the terms of this Agreement for the period from January 1, 2007 through the Closing Date.

“Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Tax Returns” shall mean any and all reports, returns, declarations, extension requests or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof.

“Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VII.

“Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

“Transaction” shall have the meaning set forth in the Preliminary Statement of this Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 9.1(e).

“Unresolved Objections” shall mean any objections set forth in the Stockholder’s statement of objections that remain unresolved 30 days after delivery of such statement of objections.

“Value” of Escrow Shares shall have the meaning set forth in Section 7.3(c).

“Voting Stock” shall have the meaning set forth in Section 8.4.

“Warrant” shall mean each warrant or other contractual right to purchase or acquire any shares of any Company, provided that Options shall not be considered Warrants.

“Working Capital Certificate” shall have the meaning set forth in Section 1.5(a).

ARTICLE XIII

MISCELLANEOUS

13.1  Press Releases and Announcements.  No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

13.2  No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective heirs, executors, personal and legal representatives, successors and permitted assigns.

13.3  Entire Agreement; Attachments.  This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the Parties pursuant hereto represent the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such Parties. If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

13.4  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, executors, personal and legal representatives, successors and assigns, except that the Buyer, on the one hand, and the Stockholder, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other Party; provided, however, that the Buyer may assign its rights to acquire all or any portion of the Shares hereunder, to a subsidiary or Affiliate of the Buyer. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer or the Stockholder from any obligation or liability under this Agreement.

13.5  Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

To the Buyer or any of the Companies (following the Closing Date):	NxStage Medical, Inc. 439 South Union Street 5th Floor, Lawrence, MA 01843 Attn: Chief Executive Officer

With a copy to:	NxStage Medical, Inc. 439 South Union Street 5th Floor, Lawrence, MA 01843 Attn: General Counsel

Wilmer Hale 60 State Street Boston, MA 02109 Attn: Susan Murley

To the Stockholder:	David S. Utterberg 2033 1st Avenue, #3 Seattle, WA 98121

With a copy to:	John A. Willett or Christine D. Rogers Arnold & Porter LLP 399 Park Avenue New York, NY 10022-4690

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

13.6  Governing Law.  All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of Delaware without giving effect to any choice or conflict of law provision or rule (whether of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of Delaware.

13.7  Amendments and Waivers.  The Buyer, by the consent of its Board of Directors or officers authorized by such Board, and the Stockholder may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Stockholder. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

13.8  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

13.9  Submission to Jurisdiction.  Each Party (a) submits to the jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 13.5, provided that nothing in this Section 13.9 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

13.10  Specific Performance.  Each Party acknowledges and agrees that the other Party or Parties would be damaged irreparably in the event any of the provisions contained in Article I or any of Sections 5.2, 5.3, 5.7, 5.10, 5.12, 5.13, 8.1, 8.2, 8.4, 8.5, 8.6 and 8.7 (the “Specified Sections) of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party or Parties may be entitled to an injunction or injunctions to prevent breaches of the provisions contained in Article I and the Specified Sections of this Agreement and to enforce specifically the terms and provisions of Article I and the Specified Sections in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter.

13.11  Section Headings.  The section headings are for the convenience of the Parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the Parties.

13.12  Governing Document.  To the extent of any inconsistency between this Agreement and the Stock Transfer Documents, the provisions of this Agreement shall govern.

13.13  Exchange Rates.  To the extent that any U.S. dollar amounts need to be converted into local currency as a result of the transactions contemplated by this Agreement, the Parties shall use the currency exchange “trading among banks of $1 million and more” rate published in The Wall Street Journal on the first business day prior to the Closing.

13.14  Counterparts and Facsimile Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

[Signatures appear on following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER:

NXSTAGE MEDICAL, INC.

By: /s/ Jeffrey H. Burbank
Title: President and CEO

STOCKHOLDER:

/s/ David S. Utterberg
David S. Utterberg